As Filed with the Securities and Exchange Commission on February 28, 2007 File No. 333-139685

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 FORM SB-2 Amendment No. 2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
HARCOM PRODUCTIONS, INC.
(Name of small business issuer in its charter)
Oklahoma	7380	73-1556790
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7401 East 46th Place

Tulsa, OK 74145

(918) 664-9933

(Address and telephone number of principal executive offices and principal place of business)

Charles Harwell

7401 E. 46th Place

Tulsa, OK 74145

(918) 664-9933

(Name, address and telephone number of agent for service)

Copies to:

Diane J. Harrison, Esq.

6860 Gulfport Blvd. South No. 162, S. Pasadena, FL 33707

Telephone 941-723-7564 Facsimile: 941-531-4935

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock par value $0.01 (2)	1,487,500	$1.00	$1,487,500.00	$ 159.16
Total	1,487,500	$1.00	$1,487,500.00	$ 159.16
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2) 1,487,500 shares of common stock relate to the Resale Offering by forty-six (46) selling security holders. This includes 987,500 shares beneficially owned by our current officers, directors and affiliated persons.

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The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Dated February 28, 2007

HARCOM PRODUCTIONS, INC.
The Securities Being Offered by Harcom Productions, Inc. Are Shares of Common Stock
Shares offered by Security Holders:	No Minimum - 1,487,500 Maximum

This prospectus relates to 1,487,500 shares of which are owned as of December 26, 2006 and being offered in the Resale Offering, by the security holders named in this prospectus under the caption "Selling Security Holders." The selling security holders may use the services of participating brokers/dealers licensed by the National Association of Securities Dealers, Inc., each of which will receive a commission from the shares offered and sold by such participating broker/dealer. Both Affiliated and non-affiliated selling security holders must sell their shares at the fixed price of $1.00 per share.  Our selling security holders are underwriters as defined in the Securities Act of 1933.

Should we change the offering price of our stock, we will file an amendment to this registration statement reflecting our new offering price.  Our common stock is presently not traded on any market or securities exchange. There are no arrangements to place the funds raised in an escrow, trust or similar account.

The purchasers of common stock in this offering may be receiving an illiquid security.

We will not receive any proceeds from the resale of shares of common stock by the selling shareholders. We will incur all costs associated with this registration statement and prospectus.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 2 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public, Resale Offering	$1.00	$1,487,500.00
Underwriting Discounts and Commissions, Resale Offering	-0-	-0-
Proceeds to Harcom Productions, Inc.	-0-	-0-

The date of this prospectus is February 28, 2007

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PART I

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Harcom Productions, Inc. (“Us,” “We,” “Our,” “Harcom,” “HPI,” the “Company,” or "the Corporation") and our financial statements and the related notes appearing elsewhere in this prospectus.

The Corporation
Our Business:

Harcom Productions, Inc. specializes in Music-on-Hold messaging systems and messaging content for businesses across the nation.  Harcom has been doing business under their current name since 1999.  Prior to this, it was conducting business under the name Training Systems Inc. since 1985.  The Company has established a solid reputation with significant clientele and provides a complete suite of turn-key services that offers customers the convenience and cost-efficiency of one-stop sourcing for all of their on hold messaging and radio advertising needs.  We sell our products to various businesses such as insurance agencies, funeral homes, mobile home dealers, automobile dealerships, and collision repair shops across the country.  If they have a telephone system with Music-on-Hold capability, they are a potential customer.

Harcom’s facility is designed to optimize efficiency in both sales and manufacturing of the product.   The Company's experienced and qualified employees are able to present the product to the end business user directly over the telephone, play a sample for them, and have the purchasing decision made within minutes.  Information is then taken from the customer over the telephone and entered onto a fact sheet.  The fact sheet is passed to the scriptwriter who merges the custom information on the fact sheet with the generic version of the messages that are most appropriate to that industry to produce “scripts” from which the in house announcer can read.  Our in-house announcer then reads the custom scripts and blends their voice with the music beds that Harcom owns.  The production process takes about three weeks on average.  Next, the client is contacted by the sales manager who originally oversaw the initial point of sale and is given the opportunity to hear the finished production over the telephone in order to make any final changes.   Once perfected, the product is then stored in a digital player and shipped to the client and the invoice is generated.  Customers are billed monthly until the invoice is paid in full.  Because of our streamlined sales and delivery system, we offer our products at prices that are 10%-50% less than our competitors in the industry.  For those clients who require a module in order to achieve Music-on-Hold capability on their phone system, they are required to purchase a module before Harcom will begin production.  This is due to our cost of the modules.  These clients represent approximately 45% of our customer base.

Our State of Organization:

We were incorporated in Oklahoma on February 5, 1999, as The Powerhouse, L.L.C. Our name was changed to Harcom Productions, LLC, on June 28, 1999 due to a conflict with a company with a similar name. We began the process of changing from a limited liability company to a “C” corporation in October of 2006.  We received our approval for conversion from a limited liability company to corporation status on November 9, 2006. Our principal executive offices are located at 7401 East 46th Place, Tulsa, Oklahoma 74145. Our phone number is (918) 664-9933.

The Offering
Number of Shares Being Offered:

The selling security holders may sell up to 1,487,500 shares of common stock at $1.00 per share. Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.  Affiliated selling security holders and Non-affiliated selling security holders will sell at the fixed price of $1.00 until we are quoted on the OTCBB or listed on a securities exchange.  Our selling shareholders are underwriters as defined under the Securities Act of 1933.

Number of Shares Outstanding After the Offering:	1,487,500 shares of our common stock are issued and outstanding. We have no other securities issued.

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PROSPECTUS SUMMARY

Continued

Selected Financial Data
	As of September 30, 2006 (Unaudited)	December 31, 2005 (Audited)
Balance Sheet
Total Assets	$ 295,835	$ 259,273
Total Liabilities	365,736	343,208
Stockholders Equity (Deficit)	$ (69,901)	$ (83,935)

Statement of Operations		As of September 30, 2005 (Unaudited)
Revenue	$ 535,264	$ 501,439
Cost of Goods Sold	180,074	147,382
Operating Expense	313,200	313,736
Other Expense	$ 27,956	$ 28,890
Net Income (Loss)	$ 14,034	$ 11,431

	December 31, 2005 (Audited)	December 31, 2004 (Audited)
Balance Sheet
Total Assets	$ 259,273	$ 275,071
Total Liabilities	343,208	377,328
Stockholders Equity	$ (83,935)	$ (102,257)

Statement of Operations
Revenue	$ 651,978	$ 612,934
Cost of Goods Sold	196,921	172,083
Operating Expense	404,371	420,756
Other Expense	32,364	31,320
Net Income (Loss)	$ 18,322	$ (11,225)

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RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition, and results of operations. We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

Risks Related To the Company

(1) Our Failure to Raise Additional Capital Will Significantly Limit Our Ability to Conduct Our Expansion of Operations.

We must raise additional capital to expand operations. Our current working capital will be sufficient to sustain our current operations for at least twelve months. Currently we are utilizing around $30,000 per month for operations. While our current method of operations follows a sound capital financing program, there is the risk that we may not be able to increase revenue and income due to an inability to generate clients or a higher cost of operations results. Without raising additional capital we may not be able to implement our planned expansion of operations.  Investors may lose part or all of their investment if we cannot generate profits for distribution.

(2) We May Not Be Able to Fully Implement Our Expansion Due to Our Lack of Personnel.

On December 31, 2006, we will have completed seven years of operations. While we were successful as a music/message on hold provider, we lack experienced personnel for our expansion. We are unsure whether we will successfully obtain a significant market share without the experienced personnel we need and this could prevent us from realizing profits for distribution.

(3) We Have Generated Profits or Losses from Inception But We May Never Generate Substantial Revenues or Be Profitable in the Future.

Since we began operations, we have generated profits and losses during our operations. We do not know if our expansion of operations will generate substantial revenues or be profitable in the future.  Even if we expand operations we are not certain that we will be able to generate profits thereby jeopardizing any investment in our company.

(4) We Are Dependent on Key People with No Assurance That They Will Remain with Us: Losing such Key Persons Could Mean Losing Revenue.

Our success will depend to a great extent on retaining the continued services of our President/Director, Shane Harwell, and our Director and General Manager, Charles Harwell. Neither Mr. Shane Harwell nor Mr. Charles Harwell may remain with the corporation due to the lack of an employment contract. If we lose our key persons, our business may suffer. We depend substantially on the continued services and performance of Messrs. Harwell to generate profits and investors will be at risk to lose some or all of their investment in the event they leave our company.

(5) Our Competitors Have Greater Financial, Marketing and Distribution Resources than We Do and If We Are Unable to Compete Effectively with Our Competitors, We Will Not Be Able to Increase Revenues or Generate Profits.

The market for music/message on hold services is intensely competitive. While we have extensive experience in operating as an ongoing business, we have not demonstrated the ability to be consistently profitable. Our inability to generate profits consistently is an ongoing concern. Our ability to increase revenues and generate profits is directly related to our ability to compete with our competitors. We face competition from competing companies in this same market that have possible more financial, marketing, and distribution resources than we have. These greater resources could permit our competitors to implement extensive advertising and promotional programs that we may not be able to match. There is a high degree of risk that we will not be able to compete successfully in the future.

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(6) There Are Relationships Within the Music/Message on Hold Industry That must Be Maintained, and Any Interruption in These Relationships Could Have a Significant Effect on Our Ability to Compete Effectively.

Our president, Shane Harwell, has provided our strategic direction since 1999.  Our Director, Charles Harwell, acting in his capacity as our General Manager, has provided the daily direction of our company for those same seven years. Contacts in the industry are critical to our future success; we are targeting the same business segment of the market as we did previously but on the basis of expanding operations. We are reliant upon the contacts of Messrs. Harwell as a source of future clients. Should we fail to maintain these relationships or if there is any disruption in these critical business relationships, we would have difficulty generating new contacts and, thereby, difficulty competing effectively.

Risks Related To This Offering

(7) There Is No Public Market for Our Shares, and We Do Not Know If One Will Develop Due to the Limited Demand for Stocks In the Business Services We Offer.

Purchasers of these shares are at risk of no liquidity for their investment. Prior to this offering, there has been no established trading market for our securities, and we do not know that a regular trading market for the securities will develop. Our shareholders will be offering shares for sale in a company that has very limited offering of music/message on hold services. Due to the limited services we offer, we anticipate that demand for our shares will not be very high. If a trading market does develop for the securities offered hereby, we do not know if it will be sustained. We plan to list the common stock for trading on the over-the-counter (“OTC”) Electronic Bulletin Board. Such application will be filed with the National Association of Securities Dealers (“NASD”). We must obtain the services of an NASD approved market maker to file an application for our company and we do not know if such market maker will be able to obtain a listing or if an established market for our common stock will be developed.

(8) Since We Are Selling up to 1,487,500 Shares of Our Common Stock on a Self-underwritten Basis, Purchasers, If Any, Will Not Have the Benefit of an Underwriter or Broker Selling Our Shares.

We are selling in our resale offering up to a maximum of 1,487,500 shares of our common stock on a self-underwritten basis. We are less likely to sell the shares we are offering on a self-underwritten basis than if we were selling the shares through an underwriter.  By selling our stock on a self-underwritten basis, we will not be able to utilize the services of an underwriter to offer or sell our securities for us. We will undertake efforts on our own to market and sell the securities to the public. We have not set a minimum with respect to the amount of our securities that we intend to sell. Even if a purchaser buys shares of our common stock, we may not be able to sell any other additional shares proposed for sale pursuant to this offering.  This may cause our stockholders to lose all or a substantial portion of their investment.

(9) Because it May Be Difficult to Effect a Change in Control of Harcom Productions, Inc. Without Current Management Consent, Management May Be Entrenched Even Though Stockholders May Believe Other Management May Be Better and a Potential Suitor Who May Be Willing to Pay a Premium to Acquire Us May Not Attempt to Do So.

Shane Harwell, President and Director, currently holds approximately 31.51% of our outstanding voting stock. In addition, there are approximately another 37% of shares owned by relatives of Mr. Harwell. If Mr. Harwell and his relatives choose to keep all of their stock (that is, they sell none of their stock during this offering), Mr. Harwell and his family could retain their status as controlling security holders. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us and entrenching current management even though stockholders may believe other management may be better. Potential suitors who otherwise might be willing to pay a premium to acquire us may decide not to acquire us because it may be difficult to effect a change in control of us without current management's consent. Mr. Harwell has the ability to control the outcome on all matters requiring stockholder approval, including the election and removal of directors; any merger, consolidation or sale of all or substantially all of our assets; and the ability to control our management and affairs.

(10) The Possible Sales of Shares of Common Stock by Our Selling Security Holders May Have a Significant Adverse Effect on the Market Price of Our Common Stock Should a Market Develop.

The 1,487,500 shares of common stock owned by the selling security holders will be registered with the U.S. Securities Exchange Commission. The security holders may sell some or all of their shares immediately after they are registered. In the event that the security holders sell some or all of their shares, the price of our common stock could decrease significantly.

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Our ability to raise additional capital through the sale of our stock in a private placement may be harmed by these competing re-sales of our common stock by the selling security holders. Potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock. The selling of stock by the security holders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do.

(11) Our Lack of Business Diversification Could Result in the Devaluation of Our Stock if our Revenues From Our Primary Products Decrease.

We expect our business to solely consist of business to business on-hold messaging system sales. We do not have any other lines of business or other sources of revenue if we are unable to compete effectively in the marketplace. While our lack of diversification has not hurt our profitability in the past, our expansion of operations may impact our lack of diversity. This lack of business diversification could cause you to lose all or some of your investment if we are unable to generate additional revenues since we do not expect to have any other lines of business or alternative revenue sources.

(12) Changes in the Prices of Our Services Can Be Volatile and These Changes Will Significantly Impact Our Financial Performance and the Value of Your Investment.

Our results of operations and financial condition will be significantly affected by the cost and supply of our services as well as those of our competitors. Changes in the price and supply of equipment and appropriate voice talent for recording messages are subject to and determined by market forces over which we have no control. Generally, higher costs of equipment and voice talent will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased costs to our customers. There is no assurance that we will be able to pass through such costs through higher prices. If we experience a sustained period of higher costs, such costs will reduce our ability to generate revenues and our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment.

(13) There Has Been No Independent Valuation of the Stock, Which Means That the Stock May Be Worth less than the Purchase Price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

(14)  Investors May Never Receive Cash Distributions Which Could Result in an Investor Receiving Little or No Return on His or Her Investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

(15) The Penny Stock Rules Could Restrict the Ability of Broker-dealers to Sell Our Shares Having a Negative Effect on Our Offering.

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the

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unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market. Trading in our common stock will be subject to the "penny stock" rules. Due to the thinly traded market of these shares investors are at a much higher risk to lose all or part of their investment. Not only are these shares thinly traded but they are subject to higher fluctuations in price due to the instability of earnings of these smaller companies. As a result of the lack of a highly traded market in our shares investors are at risk of a lack of brokers who may be willing to trade in these shares.

 A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Harcom Productions, Inc. described in "Risk Factors" and elsewhere in this prospectus. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

(a)

an abrupt economic change resulting in an unexpected downturn in demand;

(b)

governmental restrictions or excessive taxes on our products;

(c)

over-abundance of companies supplying on hold music/message systems;

(d)

economic resources to support the promotion of new products and services;

(e)

expansion plans, access to potential clients, and advances in technology; and

(f)

lack of working capital that could hinder the promotion and distribution of products and services to a broader based business and retail population.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined by us. The offering price bears no relationship whatsoever to our assets or earnings.   The progression of our post split price per share from $0.004 to $1.00 per share is based on two assumptions.  First, we arbitrarily assumed that $1.00 per share is an appropriate price.  As stated earlier in this document, we have estimated, and therefore believe, that this is the price per share that the market will bear.  And, second, Management believes, and therefore assumes, that once Harcom is listed as a public company, and potential investors see Harcom’s past stability, the potential liquidity of their investment, and Harcom’s Operational Plan for the future, the price of $1.00 per share will seem reasonable to the average investor.

Among factors considered were:

(a)

Our capital structure, and

(b)

Our management expertise.

DILUTION

1,487,500 shares of the common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, it will not cause dilution to our existing shareholders.  No common equity has been sold to any promoters.

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SELLING SECURITY HOLDERS

This prospectus will be used for the offering of shares of our common stock owned by selling security holders. The selling security holders may offer for sale up to 1,487,500 of the 1,487,500 shares of our common stock issued to them. Selling security holders, Affiliates and Non-affiliates must sell their shares at $1.00 for the duration of this offering. We will not receive any proceeds from such sales. The resale of the securities by the selling security holder is subject to the prospectus delivery and other requirements of the Securities Act. All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the company. All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

Table 2.0 Selling Security Holders

Name of security holder	Shares beneficially owned as of the date of this prospectus (1) (3)	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after offering is complete (2)	Position, office or other material relationship to the company within last three years
Shane Harwell	468,750	31.51%	468,750	31.51%	President, Secretary, Director, Husband of Treasurer
Susan Harwell	468,750	31.51%	468,750	31.51%	Treasurer, Director, Wife of President
Charles Harwell	12,500	0.84%	12,500	0.84%	Director, Father of President
Meredith Hutcherson	12,500	0.84%	12,500	0.84%
Stephen Ellison	12,500	0.84%	12,500	0.84%
Johnna Ellison	12,500	0.84%	12,500	0.84%
Carolyn Ott	12,500	0.84%	12,500	0.84%
Russell Allshouse	12,500	0.84%	12,500	0.84%
Luigi Balletto	12,500	0.84%	12,500	0.84%
James McMasters	12,500	0.84%	12,500	0.84%
Cynthia Caldwell	12,500	0.84%	12,500	0.84%
Gary Troyanowski	12,500	0.84%	12,500	0.84%
Donna Troyanowski	12,500	0.84%	12,500	0.84%
Gregg Troyanowski	12,500	0.84%	12,500	0.84%
Veronica Hutcherson	12,500	0.84%	12,500	0.84%
Rick Hutcherson	12,500	0.84%	12,500	0.84%
Zachary Gomez	12,500	0.84%	12,500	0.84%
William Geier	12,500	0.84%	12,500	0.84%
Gabriel Cap	12,500	0.84%	12,500	0.84%
Mary Anne Whitenack	12,500	0.84%	12,500	0.84%
Don Whitenack	12,500	0.84%	12,500	0.84%
Janell Vonigas	12,500	0.84%	12,500	0.84%
Derek Vonigas	12,500	0.84%	12,500	0.84%
Thomas Newman	12,500	0.84%	12,500	0.84%
Susan Newman	12,500	0.84%	12,500	0.84%
Cheryl Newman	12,500	0.84%	12,500	0.84%
Scott Hendrickson	12,500	0.84%	12,500	0.84%

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Andrew Maris	12,500	0.84%	12,500	0.84%
Richard Maris	12,500	0.84%	12,500	0.84%
Julie Maris	12,500	0.84%	12,500	0.84%
Melinda Gilbert	12,500	0.84%	12,500	0.84%
Caleb Gilbert	12,500	0.84%	12,500	0.84%
Rhett Harwell	12,500	0.84%	12,500	0.84%	Brother of President
Michelle Harwell	12,500	0.84%	12,500	0.84%	Sister-in-Law of President
Linda Harris	12,500	0.84%	12,500	0.84%
Scarlet M. Pepin	12,500	0.84%	12,500	0.84%	Sister of President
Bradley J. Pepin	12,500	0.84%	12,500	0.84%	Brother-in-law of President
Timothy Barker	12,500	0.84%	12,500	0.84%
Jennifer Barker	12,500	0.84%	12,500	0.84%
Eric Newman	12,500	0.84%	12,500	0.84%
Todd Hale	12,500	0.84%	12,500	0.84%
Kendallyn Hale	12,500	0.84%	12,500	0.84%
Donna Alt	12,500	0.84%	12,500	0.84%
Brian Alt	12,500	0.84%	12,500	0.84%
Carol Harwell	12,500	0.84%	12,500	0.84%	Mother of President
Carole Burris	12,500	0.84%	12,500	0.84%
Total:	1,487,500	100.00%	1,487,500	100.00%
(1) On October 5, 2006, the par value of the stock was changed from $0.001 to $0.01.
(2) The percentage held in the event none of the 1,487,500 shares in the Resale Offering are sold.
(3) All of the figures presented in Table 1.0 above have given retroactive effect to the forward stock split of 25:1that occurred on December 2, 2006.

All of the shares offered by this prospectus may be offered for resale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at negotiated prices, or otherwise. The selling shareholders may effect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of the selling shareholders is an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales. In the event the selling security holders sell all of their shares in the secondary offering they will own no shares in the company upon completion of the secondary offering.

PLAN OF DISTRIBUTION

Resale Offering

Our affiliated and non-affiliated selling security holders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $1.00 per share, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling security holders as a gift, partnership distribution or other non-sale-related

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transfer after the date of this prospectus (all of whom may be selling security holders), may sell their shares of common stock from time to time at the fixed price of $1.00 per share. In a post-effective amendment to this registration we will disclose pledgees, donees and other transferees of the selling security holders, if any, as selling security holders. The selling security holders may sell their shares of common stock by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)

purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)

ordinary brokerage transactions and transactions in which the broker solicits purchases;

(d)

privately negotiated transactions;

(e)

short sales;

(f)

through the distribution of the shares by the selling security holder to its partners, members or stockholders;

(g)

one or more underwritten offerings on a firm commitment or self-underwritten basis; and

(h)

any combination of any of these methods of sale.

In the event any of our selling security holders agree to sell their shares to a broker-dealer as a principal and the broker-dealer acts as an underwriter, we will file a post-effective amendment to our registration statement disclosing the name of the broker-dealer, providing information on the plan of distribution, and reflecting any other necessary changes. Any broker-dealer that will be involved must seek and obtain clearance of the underwriting compensation and arrangements from the NASD (National Association of Securities Dealers) Corporate Finance Department prior to the sale of any securities by the broker-dealer.

The selling security holders may also transfer their shares by gift.

We do not know of any arrangements by the selling security holders for the sale of any of their shares. The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of the selling security holders. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for the selling security holders, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling security holders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus. From time to time, the selling security holders may pledge, hypothecate, or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties, or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of selling security holders' shares offered under this prospectus will decrease as and when they take such action. The plan of distribution for the selling security holders' shares will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales. The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts.

There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering with the U.S. Securities Exchange Commission, they are required to comply with Regulation M. In

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general, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The names and ages of our directors and executive officers are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Table 3.0 Directors and Executive Officers

Name	Age	Position
Shane Harwell	41	President, Secretary and Chairman of the Board of Directors (1)
Susan Harwell	41	Treasurer/Director (2)
Charles Harwell	67	Director (3)
(1) This is the first Directorship of a reporting company held by Mr. Harwell.
(2) This is the first Directorship of a reporting company held by Ms. Harwell.
(3) This is the first Directorship of a reporting company held by Mr. Harwell.

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Background of Executive Officers and Directors

- Shane Harwell has served as our President/Chairman of the Board of Directors since our incorporation in October 2006, prior to which he was our Member/Manager since February 1999.  Mr. Harwell began his tenure at the company being responsible for all of the day-to-day operations. This included sales, running of the audio studio, bookkeeping/accounting and the maintenance of the equipment. The responsibility of hiring and training all new employees fell on Mr. Harwell. He developed the necessary job descriptions and company manual providing all the policies and procedures of the company. In coordination with his accountants, he set the internal controls over the accounting and financial management of the company.  Shane Harwell was the member/manager of Harcom LLC with 50% ownership of the units since February 1999.   When the conversion to a C corporation occurred in October 2006, Mr. Harwell was President and Secretary and appointed to the Board of Directors in the Articles.  Mr. Harwell has been involved in the production and distribution of audio and visual tools to businesses since 1988.  In 1987 Mr. Harwell graduated Summa Cum Laude from Oral Roberts University in 3.5 years with a 3.9 GPA and a Bachelor of Science degree in Accounting.  Immediately following graduation, for four years, he served as General Manager of Training Systems Inc., the largest producer and distributor of radio jingles in the nation at that time.  Training Systems Inc. was owned by Mr. Harwell’s father in law, Robert A Tolomeo, who mentored Mr. Harwell during that time passing on twenty years of experience in the industry.  During that mentorship Mr. Harwell learned all aspects of the business and made improvements and management changes where needed.  This included the accounting and administration area, order processing, production, sales, and playback.

From 1992 to 2000 Mr. Harwell transferred his skills from the business sector to the non- profit sector.  Serving as Vice President of Sales and Marketing for Impact Productions in Tulsa, Oklahoma  he began his sales force with one part time staff member and built it into a full time staff of 60 people as they became the largest producers and distributors of outreach television  commercials for churches in the nation.  In 2001 his marketing team was purchased in an acquisition by Faith Highway, a Delaware Corporation based in Austin, Texas.   Faith Highway purchased the group under the stipulation that Mr. Harwell remain in charge of the large marketing force.  In 2002, Mr. Harwell was promoted to President of Faith Highway.   During his tenure there Faith Highway became the largest producer and syndicator of websites for churches, while remaining the top production company for outreach television commercials.  During his last six months of employ with Impact Productions, Mr. Harwell spent thirty hours a week for six months on site at Harcom Productions, as his father, Charles Harwell took the reins.

- Susan Harwell has served as our Treasurer and as a Director since October 2006.  From February 1999 to present, Ms. Harwell helped shape the process in the playback department, production department and the billing and administrative areas.  She has been involved in the music/message on hold industry for over twenty years.  Her expertise is in the areas of office administration and production of the audio products themselves.

- Charles Harwell has served as a Director since February 2000. He has been the General Manager of all daily activities of Harcom Productions since January of 2001.  Mr. Harwell attended Samford University in Birmingham, Alabama, and in 1962 received his Bachelor of Science Degree in Accounting.  In 1972 Mr. Harwell earned a Master’s of Science Degree in Management from Rollins College in Winter Park, Florida.  Mr. Harwell also served in the United States Air Force from the years 1962-1965, where he received an honorable discharge with the rank of 1st Lieutenant.

As he entered civilian life, he accepted a position with the Florida Gas Company in Winter Park, Florida as the Plant Accountant.  He then decided to move on to the American Fire and Casualty Insurance Company in Orlando, Florida where he became their Chief Accountant from 1967-1970.

Then from 1970-1982 Charles worked for the Walt Disney World Company in Lake Buena Vista, Florida.  As the Manager of General Accounting he coordinated all areas of general accounting which included general ledger, cost accounting, inventory control, and the fixed assets departments.  He produced the financial statements for the Walt Disney World Company and fourteen other related companies.  Then, as the Manager of Resort Finance, Mr. Harwell was responsible for the financial decisions pertaining to Walt Disney World hotels, campgrounds, and golf courses.  He managed all hotel night audits and convention accounting.  As the Manager of Golf Operations, he managed three golf courses and established operating procedures for merchandising, operations and maintenance.  Charles was also the Co-Chairman of the Walt Disney World Golf Classic.

From 1982-1986, Mr. Harwell served as Executive Vice President of Management Per Se in Orlando, Florida.  He supervised all facets of land development to include locating desirable property, arranging financing, designing plans for development, obtaining government approvals, preparing financial plans, and overseeing the construction of the projects.

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From 1986-1995, Mr. Harwell served as the Vice President of Finance and Administration for Palm Beach Atlantic College in West Palm Beach, Florida.  In this position, he managed all business and support services functions including Accounting and Finance, Personnel Security, Financial Aid, Food Service, and Campus Mail.  He assured quality management of the Campus Bookstore, Building and Grounds Maintenance.  Mr. Harwell spearheaded the planning and construction of all new facilities.  His responsibilities also included the purchasing of all items required to facilitate a four-year educational institution.  At this time he was also the Assistant Professor in the School of Business where he taught courses in Finance, Accounting, Marketing, and Forecasting.

From 1995-2000, Mr. Harwell served as the Director of Operations for Team Classic Golf Services, Inc. in Orlando, Florida.  He assisted in procurement of a $51,500,000 bond issue for the financing of a multi-faceted golf complex.  He was responsible for all golf operations including the merchandising, the pro shop, golf course maintenance, custodial, and security.  Mr. Harwell also served as the owner’s representative for the construction of the golf complex.

In 2000, Mr. Harwell began working for Harcom Productions as the General Manager.  He spent several months working alongside of Susan Harwell, (his daughter in law), who has been working in and around this specific industry for twenty years.   Mr. Harwell quickly mastered the nuances of the office administration system as well as the production and delivery systems of the audio products themselves.  In early 2001, our President Shane Harwell worked alongside of Mr. Charles Harwell sharing his expertise in recruiting and sales training.   Charles Harwell has kept the company on a steady course while managing all day to day activities of the company for the past six years.   Our revenues have remained stable with slight growth over that time, despite a significant national economic downturn in 2001 and early 2002.  Mr. Charles Harwell is the father of our President Mr. Shane Harwell.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of December 15, 2006, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws, where applicable, the persons or entities named in Table 1.0 (See "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 4.0 Beneficial Ownership

		Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Title of Class	Name and Address of Beneficial Owner	Before Offering	After Offering	Before Offering	After Offering
Common Stock	Shane Harwell 7401 E. 46th Place Tulsa, Ok 74145	468,750	468,750	31.51%	31.51%
Common Stock	Susan Harwell 7401 E. 46th Place Tulsa, Ok 74145	468,750	468,750	31.51%	31.51%
Common Stock	Charles Harwell 7401 E. 46th Place Tulsa, Ok 74145	12,500	12,500	0.84%	0.84%
Common Stock	All Executive Officers and Directors as a Group	840,000	840,000	63.86%	63.86%
(1) All of the figures have given retroactive effect to the stock split that occurred on December 2, 2006.

(2)  The percentages are based on a Before-Offering total of 1,487,500 shares of common stock issued and outstanding as of the date of this prospectus and no sale of the 1,487,500 selling security holders' shares after the offering.

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DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 100,000,000 shares of common stock, $0.01 par value per share, of which 1,487,500 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable as determined by our legal counsel, Diane J. Harrison, Esq. whose opinion appears elsewhere as an exhibit to this prospectus.

Preferred Stock

We currently have no provisions to issue preferred stock.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

We have paid no cash dividends on our common stock in the years 2003, 2004, and 2005 respectively. We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any further cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

Shares Eligible for Future Resale

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will have 1,487,500 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933 and there will be 1,000,000 outstanding shares registered for sale by us in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock. The sale or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer, Inc., 200 2nd Avenue South, Suite 300N, St. Petersburg, Florida 33701.

INTEREST OF NAMED EXPERTS AND COUNSEL

Killman, Murrell, & Co. P.C, Certified Public Accountants, independent certified public accountants, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, they have no direct or indirect interest in us. Killman's reports are given based on their authority as an expert in accounting and auditing.  Killman, Murrell, & Co. P.C. has provided audited financials for Harcom Productions, Inc. for December 31, 2004 and December 31, 2005.  The date of the reports for these audited financials is December 17, 2006.

Harrison Law, P.A. is the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement has no direct or indirect interest in us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation do include a provision under Section 1031(G) of the Oklahoma General Corporation Act, to permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Our By-Laws, Article X, Section 3, do permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Harcom Productions, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

We were formed in Oklahoma on February 5, 1999, as The Powerhouse, L.L.C. Our name was changed to Harcom Productions, LLC, on June 28, 1999 due to a conflict with a company with a similar name. We began the process of changing from a limited liability company to a “C” corporation in October of 2006.  We received our approval for conversion from a limited liability company to corporation status on November 9, 2006.

We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business. We do not foresee any circumstances that would cause us to alter our current business plan within the next twelve months.  In the event we do not raise additional capital through the primary offering we will seek funds from private sources.

The Company has had no related transactions with any related persons, promoters or control persons that have had an interest in our business.

DESCRIPTION OF BUSINESS

Business Development

We were originally formed as a Limited Liability Company on February 5, 1999 under the name The Powerhouse, L.L.C. under the laws of the State of Oklahoma. On February 26, 1999 our name was changed to Powerhouse Productions, L.L.C. Later, on June 28, 1999 our name was amended to Harcom Productions, L.L.C. when it was discovered that there was a company with a name similar to the one we were using.  We filed Articles of Conversion on October 2, 2006 changing the company from a Limited Liability Company to a “C” corporation with 1,000,000 shares of common stock authorized at a par

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value of $0.001 per share.  On October 5, 2006, we filed articles of amendment to the certificate of incorporation changing the shares of stock authorized to 100,000,000 with a new par value of $0.01 per share.

Prior to February 1999 the company operated under the name Training Systems Inc. since 1970.  Training Systems Inc. was founded in 1970 by Robert Tolomeo Sr., Susan Harwell’s father. Mr. Tolomeo, Sr. built the company into the largest radio jingle syndication and on-hold messaging company in the nation up until the mid 1980’s.  In 1999 when Mr. Tolomeo, Sr. sold the company to Shane and Susan Harwell, it had retained its solid reputation and good name in the industry.  Mr. Tolomeo, Sr. requested that Shane and Susan Harwell change the name of the company, but the transaction permitted them to retain the experienced staff, and the non-cash assets of the company including the intellectual property of the music beds and jingles.  Since 1999, the company has maintained a solid reputation with significant clientele and provides a complete suite of turn-key services that offers customers the convenience and cost-efficiency of one-stop sourcing for all of their on hold messaging and radio advertising needs.  Since inception, we have engaged in providing Music-on-Hold and messaging for businesses. We are a brick and mortar company that has a full service recording production studio located in 4,000 square feet of office and studio space. Our rent on this space is month to month at $1,750 per month.   The appeal of the interior and exterior is quite low.  At a price of less than $4 per square foot, it is equivalent to warehouse space prices in Tulsa.  One third of the space has very poor heating.   We do not own the property.  Harcom currently only requires about 3,500 square feet of the space.   The appearance of our physical space is perhaps the greatest drain on our ability to attract the type of quality leadership and employees in general that we require to execute our desired expansion.

Our Plan of Operation provides for the leasing of 5,500 square feet of space on a one year lease in a more appealing space in a more appealing part of Tulsa.  Management feels this is vital to attracting the type of marketing director, and local clientele we need to attract.  We can relocate to a more attractive location (inside and out) for the lease amount of $12 per square foot.  Our Plan provides for this $3,750 per month increase in rent, plus an allowance for $15,000 in lost revenues and phone system and computer system relocation expenses associated with such a move.

Currently, we offer professional consulting in Music-on-Hold and messaging services as well some equipment sales and consultation services for commercial clients. All of the work we presently provide that requires actual production of messages we do on site. We do not use anyone on a subcontracted basis.  Our objective is to concentrate our efforts on targeting the same market that we have for seven years to maximize our market penetration.

Our Business

(1) Principal Products or Services and Their Markets

We provide commercial clients with professional Music-on-Hold messaging systems and message content.   We sell our products to business of every kind, including, insurance agencies, funeral homes, mobile home dealers, automobile dealerships, and collision repair shops across the country.  If they have a telephone system with Music-on-Hold capability, they are a potential customer.

Harcom’s facility is designed to optimize efficiency in both sales and production of the product.   The Company's team of experienced, qualified employees is able to present the product to the end business user directly over the telephone, play a sample for them, and have the purchasing decision made within minutes.  Information is then taken from the customer over the telephone and entered on to a fact sheet.  The fact sheet is passed to the scriptwriter who merges the custom information on the fact sheet with the generic version of the messages that are most appropriate to that industry to produce “scripts” from which the in house announcer can read.  Our in-house announcer then reads the custom scripts and blends their voice with the music beds that Harcom owns.  The production process takes about three weeks on average, and needs to be improved.  Next, the client is contacted by the sales manager who originally oversaw the initial point of sale and is given the opportunity to hear the finished production over the telephone in order to make any final changes.   Once perfected, the product is then stored in a digital player and shipped to the client and the invoice is generated.  Customers are billed monthly until the invoice is paid in full.  Because of our streamlined sales and delivery system, we offer our products at prices that are 10%-50% less than our competitors in the industry.   For those clients who require a module in order to achieve Music-on-Hold capability on their phone system, they purchase a module from us before we begin production.  This is due to our cost of the modules and businesses needing modules represents approximately 45% of our customer base.  Currently Harcom’s clients are comprised of about 25% independent insurance agents, 20% mobile home dealers, 15% funeral homes, and the remaining 40% are miscellaneous business entities including real estate agents, hardware stores, glass companies, auto body companies, automobile dealerships, and mailing and shipping stores.

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Our principal products and services are as follows:

(a)

on hold messages as a stand alone product;

(b)

on hold converters; and

(c)

on hold players.

In addition there are a myriad of other businesses that can utilize our products.  Any business that has more than a single phone line that possesses Music-on-Hold capability is a potential customer.  In our experience, this includes about 88% of the businesses that can be contacted by telephone across the nation.  The range of our customers includes businesses that generate between $70,000 in annual sales to those that generate $15 million in annual sales.   If our potential customer has a marketing budget of at least $5,000 per year, our products fit nicely into the overall marketing scheme.

Many businesses find that although they may not have initially included Music-on-Hold products into their budget it makes little sense for them to invest heavily in other forms of advertising in an effort to create in-bound telephone calls only to lose a significant opportunity while those callers are placed on hold. On hold messaging provides the opportunity for the business to encourage the caller to be patient and remain on hold until someone can assist them.   Studies have shown that callers will remain on the line an average of sixty seconds longer when the business has messages playing versus no message or music playing while the caller is placed on hold.  In today’s business environment the potential customers who are retained during that 60 seconds of wait time can contribute to a material portion of the sales for that business.

In addition, custom-crafted messages by Harcom Productions Inc. provide the business with the opportunity to up-sell the caller or cross sell the caller as the messages educate the caller on the variety of products or services that the business offers, some of which the caller was initially not aware. Finally, our on hold messages are an important tool for the small business because all of the music is created in our studios at Harcom Productions.   Since we hold the rights to the music beds, the business owner is never in danger of offending the American Society of Composers, Authors, and Publishers (ASCAP).  ASCAP is the artists’ union that routinely files suit against those who use music written and performed by one of their artists to promote a product or service.  Utilizing the local radio station or a CD produced by an artist or label of any kind as on hold music for inbound callers is a violation of copyright law and puts the user at risk of being the subject of a law suit brought by ASCAP.  So theoretically every business playing Music-on-Hold must utilize a service such as Harcom Productions in order to be in compliance with ASCAP copyright law.   In addition, the business which chooses to use the local radio station as their on hold music runs the risk of playing a commercial for their competitor that is being broadcast over that station while the caller on hold is waiting to receive assistance.

 (2) Distribution Methods of the Services

The primary delivery of products and services is through land based delivery and/or mail from our home office location in Tulsa, Oklahoma. With the implementation of our expansion we will hire five (5) sales representatives to cover a specific industry(s).  We have targeted June 2007 to hire sales representatives (reps) for our expansion.

Our sales reps will be responsible for business development in their specific industry(ies). They will target the specific commercial segment(s) as well as development of business in other industries. We will supply the reps with laptop computers and the appropriate software to down/upload data and information throughout the business day. Orders will come in to the central office and will be sent to production for completion. The completed work product will be drop-shipped direct to the customer using land-based services.

We anticipate that we will not provide services to out-of-country clients until, and unless, we have completed our website to obtain international business.

(3) Status of Any Publicly Announced New Product or Service.

We have not developed any new or unique products or services that would make us stand above our competition. While the Internet will provide a new tool for advertising and customer interface, there has been no significant change in the services we provide. We will be utilizing the Internet as a mainstay of our future advertising and support for our sales representatives.  Additionally our research will be focused on how our competitors are utilizing the internet to provide services to their clients.  We will also be researching how to make our expanded sales force available to other companies who require skilled telesales people to offer their products or services.   Our customers will not bear the cost of the week or two of market research to be conducted by our new Director of Marketing

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(4) Our Competition

In order to compete effectively in the music/message on-hold business, a company must provide a wide range of quality services and products at a reasonable cost. This business market as a whole is characterized by intense competition with a large number of companies offering or seeking to develop services and products that will compete with those that we offer. It is our belief, based upon our experience that the failure rate of small businesses indicates that far too many begin operations prior to having the skills and knowledge necessary for the day-to-day business operations as well as the necessary capital. As a result, we developed our individualized approach to offering music/message on hold services.

Our ability to provide personalized service through our representatives as well through ordering via the Internet takes our services one step beyond typical localized music/message on hold and their offerings. The small, localized providers primarily operate within their own geographic confines and will not directly compete with us in all the geographic areas within which we will operate. We believe we compete favorably with the firms that provide products and services similar to ours because those firms still focus on providing products and services through a brick and mortar facility only. While each localized provider could conceivably be considered a competitor, realistically they compete more on a local geographic basis. The typical provider locates in an area that has the demographics to support the business. As a result of our twenty plus years of operations we have a strong, loyal customer base. Due to the strong loyalty demonstrated previously by clients to our Company we do not feel there is a threat from local providers “stealing” our customers.

Many of our competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities or develop and support their own operations. In addition, many of these companies can offer bundled, value-added, or additional services not provided by us. Many may also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market. They may also be in a position to pay higher prices than we would for the same expansion and development opportunities. Consequently, we may encounter significant competition in our efforts to achieve our internal and external growth objectives.

Our competitors may have methods of operation that have been proven over time to be successful. Our methods of operation for our expansion of operations have not been proven to be successful.

Our last search on the internet found over 350 companies that produce and/or sell on hold messaging services.   However, Harcom possesses a solid position in the industry due to our experienced sales force and quality products which are competitively priced.  We are able to present the product to the end business user directly over the telephone, play a sample for them, and have the purchasing decision made within minutes.

The three main competitors that we encounter on a regular basis as we approach potential customers are Impressions on Hold, Muzac, and Applied Media Technologies.  These are top tier companies who are much larger than Harcom, and have a more sophisticated system of producing the product and making eventual changes to the product on behalf of the client.   This is part of the reason for the advanced web site development in our business plan.  Impressions on Hold and Muzac distribute their product through a franchise model.   They have local sales agents in 75 and 200 cities respectively, whereas we conduct business strictly over the telephone.  We were able to compete with them in 2000 and 2001 because our pricing structure was about half of our competitors.  At that time, an Impressions on Hold customer paid around $1200 annually to have their needs met.  Impressions on Hold would persuade the customer to change the content of their messages every month and their need for what was then advanced digital technology.

Based on feedback from potential customers who had purchased on hold products in the past, management of Harcom believed that monthly updates were rarely used by customers and that changing messages every month was not necessary.  Most customers are happy with a change to their content one to three times annually.  Impressions on Hold is still priced approximately $355 higher than our products ($1,045 for module and messages vs. $690 for module and messages with Harcom).  They do provide a face to face sales rep, and installation, for which they charge $250.  Our technical department will often instruct the customer on how to install the digital player directly over the telephone.  This provides the customer with further savings.  Muzac sells their Music-on-Hold messaging for $100 per month.  Again, our price point helps us earn business there.   Applied Technologies is the most competitive of the three as they provide a one minute version vs. Harcom’s six minute version for the same price as Harcom.  Most potential customers don’t know why the extra five minutes of variety is important.  Applied Media Technologies and Impressions on hold were both founded in 1991 and boast revenues of Three Million Dollars annually each.   Muzac was formed in 1947 and generates over One Million per year in sales.  It is safe to assume these three companies will be around for many years to come.  All three companies not only have a strong internet presence, but provide back-end web technology for the customer to make changes and to communicate with their customer

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service staff.  We do not have a web site at present, and that is one reason why we include the development of the site and back-end customer service technology in our use of proceeds when we have funding.

Management believes that the key to remaining competitive is to keep our price structure where it is today while moving to more of a web based model on service and support.   Our company struggles to make it on the approved vendors list for some of the major insurance companies and Real Estate companies because we do not have a web presence or the ability for their agents to interface with us via the internet in order to make changes to their content.  This is another reason why our plan of operations includes this technology upgrade.

Finally, our production and delivery time has grown worse over the past three years.  It now takes an average of 2-4 weeks for a customer to hear and approve their final product.  This is not competitive as most competitors are providing a 3-6 day turnaround.   We address this issue with the addition of another scriptwriter and announcer.

(5) Sources and Availability of Raw Materials

In today’s market, compact discs (CDs) and CD players are readily available at almost any discount office supply or wholesale store, so those “raw materials” are never out of stock in Tulsa.  We currently only ship an average of four CD players per month to our customer base, so most of our materials are the digital recorders and modules.  There are a multitude of blank CD manufacturers, CD player manufacturers, and stereo wire manufacturers, from which we prepare our “pigtail” adaptors.  Consequently, if by some occurrence our current supplier ceased to manufacture these staple items, we could locate another supplier within minutes.

The other key aspect of our business requires people who can communicate over the telephone.  This will never be a challenge for us as long as we can pay a competitive wage.  Most job applicants are from the Midwest, providing for a “dialect” that is easy for our clients nationwide to understand.   Also, voice talent for the productions themselves is abundant, especially in the Tulsa area.   The University of Tulsa, Oral Roberts University, Tulsa Broadcasting College, Tulsa Community College, and Oklahoma State University-Tulsa campus all offer undergraduate degrees with a major in Telecommunications and Broadcasting.  These universities along with several local talent agencies insure an abundant supply of “voice talent” from which to choose.  We only need one solid female voice talent who can remain a full time employee, and one male talent to whom we can outsource.

The same would hold true of writers who are needed to blend the templates of each message with the unique information for each client.  Though our computer program can merge the two, and, at our current size, we only need one full time script writer; an effective command of grammar and syntax is required.  With the universities in our area and the desire on the part of many writers to maintain steady employment, the resource of writing skill is in abundant supply.

Finally, sales managers are an important part of our business.  We have been able to retain the two managers we currently have for over seven years.  However, we always have representatives who become strong in our selling system who occasionally offer to take on a leadership role if one should arise.   Our experience tells us that being able to interact with prospective customers and the ability to close the sale is one of the most important tasks of a team leader.  When a team leader is able to assist the representative in capitalizing on the closing opportunities that the representative creates, there is a synergy that is created between the representative and their team leader.  This helps keep management/employee conflict to a minimum, so the role of the manager is made easier.

At this time we do not see a critical dependence on any supplier(s) that could adversely effect our operations.

(6) Dependence on Limited Customers

We do not rely on any one or a limited number of customers for our business. We expect to further increase our client base once we obtain additional funding and ramp up expanded operations. While our target markets are unlimited, we may have to rely on several major industries while we develop other markets.

(7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

Since we hold the rights to the music beds, we must maintain these rights so we are not in violation of copyright law.  ASCAP is the artists’ union that routinely files suit against those who use music written and performed by one of their artists to promote a product or service.   Utilizing the local radio station or a CD produced by an artist or label of any kind as on hold music for

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inbound callers is a violation of copyright law and runs the risk of being enforced by ASCAP.  So every business playing Music-on-Hold must utilize a service such as Harcom Productions in order to be in compliance with copyright law.

At the present time we do not own or have any domain names, patents, trademarks, licenses (other than the usual business license), franchises, concessions, royalty agreements or labor contracts. However, in the future, our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guarantee that:

(a)

these agreements will not be breached;

(b)

we would have adequate remedies for any breach; or

(c)

our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guarantee that our actions will be sufficient to prevent imitation or duplication of either our products or services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

(8) Need for Government Approval of Principal Products or Services

None of the services we offer require specific government approval. We do have to maintain our corporate status as well as any necessary sales tax and business licenses.

(9) Government Regulation

As a music/message on hold provider, we are subject to a limited variety of local, state, and federal regulations. While we believe that our operations are in compliance with all applicable regulations, there can be no assurances that from time to time unintentional violations of such regulations will not occur. We are subject to federal, state and local laws and regulations applied to businesses, such as payroll taxes on the state and federal levels. In general, our printing activities are subject to local business licensing requirements. Our current business requires that we comply with state corporate filings, city or county business license and the necessary business liability insurance. The requirements of these regulations are minimal and do not cause any undue burden.

Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations.

(10) Research and Development During Last Two Fiscal Years

During the last two fiscal years no money was spent on research and development. We have, however, spent minimal monies on Internet research and development.

(11) Cost and Effects of Compliance with Environmental Laws

We are not subject to any federal, state or local environmental laws. Our products and services do not contain any materials that have any environmental elements that require special handling or disposal methods.

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(12) Our Employees

As of December 26, 2006 there are 14 full-time employees at Harcom Productions.  Our two sales managers have been with our company for ten years and seven years respectively.  Another five members of our staff have more than five years of tenure with the company.

In addition to our General Manager, Charles Harwell, and the two sales managers we have one employee who serves as both custom script writer and IT coordinator that has been a part of our success.  He has been with Harcom for seven years.  Mr. Harwell currently provides the strategic direction and the necessary internal accounting controls for the company.

Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at <www.sec.gov>.

We are not required by the Oklahoma General Corporation Act to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following management's discussion, analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus.

Our Business

Harcom Productions Inc. specializes in Music-on-Hold messaging systems and messaging content for businesses across the nation.  We have been doing business under the name “Harcom Productions” since 1999.  We were originally formed as a Limited Liability Company on February 5, 1999 under the name “The Powerhouse, L.L.C.” under the laws of the State of Oklahoma. On February 26, 1999 our name was changed to Powerhouse Productions, L.L.C. And then on June 28, 1999, when it was discovered that there was a company with a name similar to ours, we changed our name to  “Harcom Productions, L.L.C.”   We filed Articles of Conversion on October 2, 2006 changing the company from a Limited Liability Company to a “C” corporation with 1,000,000 shares of common stock authorized at a par value of $0.001 per share.  On October 5, 2006, we filed articles of amendment to the certificate of incorporation changing the shares of stock authorized to 100,000,000 with a new par value of $0.01 per share.

The Company believes that the change from a Limited Liability Company to a Subchapter C corporation was beneficial to the Company.  The Company now has the ability to increase investment in the Company through a greater number of investors.  The ability to utilize the capital markets and have our Company quoted on the OTCBB provides liquidity for investors, and we believe this factor makes our Company a more attractive investment vehicle for investors.  The impact on our financial statements will require the Company to provide greater depth in its financial reports.  This will cause additional expenses for our accounting needs, however, we believe this additional cost will be offset by our having greater access to capital markets.  We also recognize that the company, as a C-corporation will no longer provide a pass through mechanism for income and losses to the member managers that was available under the LLC structure, but rather the company will be taxed on the net loss or gain, and any disbursements received by shareholders in the form of dividends or cash disbursements will also be taxable on the personal returns of each shareholder receiving such disbursements.

We intend to establish a larger sales force by June 2007. We then plan to maximize our services in the third quarter of 2007. We believe it is critical to have a larger presence in the national market so that we can work effectively with local clients as well as the commercial market segment nationally. Using the market penetration of our company as the model, we extrapolated what we believe are realistic goals for sales and revenue to determine the number of sales persons to add to our staff.

We anticipate that the funds from a private offering, assuming that we sell all the offered shares, will provide us sufficient capital for the upgrade to our productions systems as well as the addition of our sales staff and relocation to a more appropriate facility. We may raise additional funds either through subsequent offerings of our shares or through other financing

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arrangements, such as borrowings. There is no guarantee that we will be able to raise funds in addition to the funds we raise in a private offering, if any. If we are not able to raise additional funds, we will likely not be able to expand our operations.

We will compete with traditional "brick and mortar" providers of music/message on hold services. Once our website is operational, however, we will also compete with other Internet-based companies and businesses that have developed or are in the process of developing competing websites. Our website will be developed by a local web design firm and designed to target our current market segments as well as other business markets. We intend to have a user-friendly website which provides prospective clients with a complete listing of our available services. We plan to design our website to allow current and potential clients to ask our “sales reps” introductory questions via e-mail. We believe that interchange will allow us to tailor our services to each particular client. The increase in business commerce utilizing the Internet has increased dramatically over the last three years. For our industry the Internet has brought potential customers from countries worldwide to doing business with a local business. Capitalizing on this presence requires a website that is not only professional but is functional as well. We have located a local company to assist us in both the design and hosting of our site. For a flat fee they will maintain our site and make any changes necessary when needed. We have allocated $7,000 towards our Internet needs in the event we raise minimal capital through a private offering or debt financing.  Should we raise a substantial amount of capital through a private offering or debt financing, we would allocate $50,000 towards our Internet presence. This would allow us to place our company towards the top of search engine results. The major search engines charge a fee for each hit from an individual/business searching under the terms we will list under.  The earlier a company desires to have their web page shown in the results determines the amount paid by the company for each search hit.  This cost per hit can range from under $1.00 to as much as $7.00 per search hit.  To generate more possible business we will select as many "key" words that a potential customer would use to search by.  While we do not have a specific list developed as of December 26, 2006, we have a pending list that includes over twenty (20) search terms.

In addition to the specific cost of search hits, we will seek to do "banner" advertising.  Banner advertising is a method whereby a banner will appear on a different website advertising the services of our company.  An individual/business would be able to click on the banner and be directed to our website.  The cost of banner advertising is dependent on the size of the banner, the site it is located on and the placement on the page.  We have allotted the cost of our website advertising and registry under "Working Capital" Marketing Expenses.  Due to the variable nature of these costs, management believes it needs the flexibility to allocate funds for our Internet presence based on the circumstances at the time we begin funding and expanding.

We do not expect to have this website operational until we secure additional capital. We anticipate that we will use a portion of the proceeds from our private offering to develop our website. However, as of the date of this prospectus, our website has not moved beyond the mere discussion phase as we currently lack the necessary funds to begin development of our website. We do believe that it can be fully operational within thirty days after securing funds. We will hire an employee who will coordinate the design and maintenance of our website and provide continual updates to our contracted company with the most current information for our potential clients.

We anticipate that we will use the funds raised in a private offering and revenues generated to hire a marketing director, fund the launching of a sophisticated web site, increase our database accessibility by our sales force, replace our antiquated computers, reduce production time from 3.5 weeks to 2 days, and expand into additional markets.  Although the quality of the messages is not a current concern to our clients, with a significant investment in studio upgrades we could cut our production and playback turnaround time by 25%.   We would also have the ability to email audio files to about 20% of our current clientele who already have digital on hold modules as part of their phone system.  This would cut our shipping costs by about $4,000 per year.  However, our shipping costs are passed on to the client at present so that technology would be a convenience factor for our clients more than a significant cost savings to Harcom.

We will need to equip our sales and marketing reps with telephones, laptop computers, software designed for quoting jobs and personal communication devices. The necessity of close contact with each rep is a must. Orders must be uploaded to our headquarters when received so they can be processed expeditiously for customer satisfaction. While the cost of computer equipment has decreased for basic equipment, the needs of our reps will exceed this basic need. They will require peripheral devices and software that will make each setup complete. We have allocated $30,000 towards these purchases in the event we raise minimal funds from a private offering. In the event we raise substantial funds through a private offering, we have allotted $275,800.00 towards equipment purchases. This will include not only equipment for each rep but also equipment for our headquarters. We will purchase the following equipment to enhance and upgrade our facilities and equipment:

•

Upgraded phone system and T-1 lines

•

Three (3) admin computers with new software

•

Pro Tools M- Powered Pack including Apple I- Book G4 laptop

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•

Stand alone CD/ DVD duplicator–Kangaroo solutions 1 to 16 ratio

•

Upgrade receiver/amp, cassette system and CD player

•

Microphone- Shure KSM44

•

A pair of self powered M-Audio BX8a 130 W Monitors

•

Software upgrades

•

Mackie Micro Series Mixer model:  1402-VLZ  this is a 14 channel mic/line mix

•

Epiq CPU model: BPS (Business Performance Series)

(i) How long can we satisfy our cash requirements and will we need to raise additional funds in the next 12 months?

Our Plan of Operation for the next twelve months is to raise capital to continue to upgrade our equipment and expand our sales staff. While we have the necessary cash and revenue to satisfy our cash requirements for the next twelve months, this would not include any of our plans for expansion. In the event we sell shares in our private placement representing between 25%-75% of our intended goal, we will be able to implement our expansion in accordance with those same percentages. We anticipate that we will use the funds raised in the private offering and revenues generated to fund equipment purchases and office improvement and for marketing activities and working capital. Our failure to market and promote our services will harm our business and future financial performance. If we are unable to expand our operations within the next twelve months, we will likely fail to increase our revenues. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses. However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loans when made, if ever. None of our officers or directors are obligated to pay for our expenses. Moreover, none of our officers or directors has specifically agreed to pay our expenses should we need such assistance.

During the last twelve months we have increased our revenue by approximately $34,000 or 7% for the period ending September 30, 2006 as compared to the same period in 2005. Our cash available at the end of the year December 31, 2005 increased from December 31, 2004 by $8,748.  Our percentage of expenses to revenue ratio for the period ending September 30, 2006 was approximately ninety-seven percent (97%).  In the year 2005 this ratio was approximately ninety-eight percent (98%).  The implementation of our business strategy is estimated to take approximately 12-18 months. Once we are able to secure funding, implementation will begin immediately. We anticipate 60 days to be in a stage of full operational activity to gain additional clients. The major parts of the strategy to be immediately implemented will be the sales and marketing and office equipment and human resource procurement.

Our cash flows, revenue and profits are sufficient to sustain our current operations. The goal of a future private offering is to raise capital to allow for expansion. This expansion will require additional capital and it is our intention to dedicate the funds raised to the execution of the planned expansion.

In 2004 our Revenues were $612,934 with Revenues in 2005 of $651,978.   This increase of approximately 6.4% can be attributed to two key variables.

First, in 2005, we identified two funeral home chains under common ownership that had yet to purchase our products on a regional basis.  Because the purchasing decision was being made at a centralized level by one key decision making body, it enabled us to save significant time and effort in the selling process.   Our staff did not have to follow the usual protocol of numerous phone contacts and often fruitless attempts therein to reach thirty to forty individual decision makers and persuade them to purchase, but rather one key decision by the central office enabled our activity to shift to the predictable, less expensive portion of our operations, the securing of one page of facts from that office manager, which is then converted to a finished product as discussed previously in this prospectus.  This breakthrough at the regional level with these two chains of funeral homes helped our sales rise and it is a trend that we continue to attempt to re-create currently.  However, due to our competitive environment and the trend toward decentralization in business decision making in general, it is not easily achieved.

The second key trend in 2005 was that we experienced fairly low employee turnover in 2005 compared to 2004, which allowed us to generate more sales with a slightly smaller staff.   Normally we have a “core” staff comprised of our two long term sales managers, each with over six years of tenure with Harcom, and who together manage eight sales representatives.  Due to the redundant nature of telesales, these sales representatives are prone to an average tenure expectancy of six months with our firm.  Any time we can retain any one of those eight sales representatives beyond a five month period, the revenue trend concerning that single employee shifts from a negative profit situation for Harcom to a positive one.  For the first two months of

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employment, the representative is being paid a base salary and adding to variable corporate overhead expenses without bringing in enough cash flow from their sales to fully offset those two expense categories.  However as months three and four occur, they move into a break-even posture and often generate a profit for the company. The significant profits for the company on the efforts of that individual occur in month five and beyond.  In general, the revenue produced by a single sales representative rises each quarter as they gain greater skill in selling our product.  Thus the trend that year of being able to retain employees longer on average drove revenues up without us increasing staff size.

Cost of Sales showed a material increase from 2004 to 2005, as it rose from 8.9% of Revenue to 12.3% of Revenue.  This was due to the trend in our industry of customers desiring digital technology rather than the traditional CD technology.  The digital modules required to store and play the messages are approximately $17.00 per package more expensive than recording the voice and music in the computer and burning it straight to a CD.   This trend caused our Cost of Sales to rise.  However, the upside is that the use of the digital modules eliminated the need for actual CD players and heavier adaptors to be shipped.  The modules are lighter and smaller, thus driving the shipping costs down by $2,994 from 2004 to 2005, and revenues rose by $39,044.

General and Administrative Expenses increased from $19,369 in 2004 to $ 31,043 in 2005. This was due to management’s decision to establish an account balance in the category “Allowance for Bad Debt” to present a more conservative and GAAP compliant picture to potential investors.  The balance went from zero in 2004 to $13,000 in 2005.  Management believes that this Allowance will remain fairly constant as a percentage of Revenue in coming years.

Our Employee Compensation dropped from $353,503 in 2004 to $330,441 in 2005.  This trend continued through September 2006, as we were reflecting Employee Compensation as $9442 lower than for the same nine months ended in 2005. Basically we have been able to generate higher sales totals with fewer sales personnel.  Our trend was to employ an average of nine sales representatives in 2004, down to eight in 2005.  For 2006, we are carrying an average of 7.5 sales representatives.  This reduction in staff occurred partially because we found that we retained more initial sales agreements when our Sales Managers conducted the actual playback of the finished product rather than the designated Playback Representative who we had in place back in 2004, whose role it was to conduct all playbacks for the entire company.   With the sales managers shifting partial focus to playback, they were only able to manage three to four representatives in their sales rooms.  We discovered this created a positive trend on our sales as it required fewer representatives to generate an equal or greater amount of sales than those closed in 2004.

We were also able to use some empirical data to measure our return on efforts in various industries.   We shifted away from calling Insurance Agencies across the nation as a sole focus for one of our sales rooms, and reduced the territory to the most productive regions of the country.  We also began to focus on selling to Funeral Directors on a broader scale.  This realignment of industries and territories also drove our “sales per person” higher, thus the higher annual sales at a lower annual employee expense.  We did not want to expand aggressively under our current model by hiring more sales people because of the lack of experience in management by anyone other than our two Sales Managers.  Also, as we begin to focus on shifting more of our marketing focus to Internet based sales, management believes we may actually need fewer sales people than we currently have in place.  However, we feel it most prudent to implement the new internet strategy gradually and to compare our per person sales average each month, before abandoning our current model entirely.

Management anticipates that our sales will rise in 2007 and beyond as we become more relevant in how we demonstrate our product.  If we are able to raise enough capital to implement our proposed Plan of Operation, we believe the trend of higher sales per person should result.   Management does not believe their will be another trend in the technology side of our actual product delivery system for at least three years.

It is difficult to anticipate what technological advances may occur in terms of digital technology recording and storing devices.  Our limited research of such trends through trade journals would point to the fact that the move from CD’s to Digital platforms was a large, macro evolutionary move in the technology arena.  Our research in trade journals indicates that most experts in the field believe that digital technology of this sort will actually decrease in size and expense, not increase.  However, it should be noted that technology is highly unpredictable.  Often, breakthroughs occur without warning.  It would seem that such breakthroughs would save shipping and purchasing costs for our firm, but the effects are unknown at this time.

Management believes that the uncertainty regarding future trends revolves more around management’s ability to utilize web based technology to market our products in a profitable fashion.  Our competitors have a head start in this arena, so there is a level of uncertainty about how successful our proposed strategy will be.  Once the strategy is implemented, management will measure results on a monthly basis to see how this trend toward internet-based marketing, and playback and delivery of on hold messaging systems will affect our profitability in the future.

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(ii) Summary of product research and development

We are not currently conducting nor do we anticipate conducting any research and development activities, other than the development of our proposed website and looking into a possible new industry to target for offering our services. However, we do plan to market ourselves aggressively.

(a) Marketing Plan

The first phase is to take Harcom from a telephone sales approach only, to a telephone and web based Music-on-Hold provider for businesses around the nation.  We will first post a job description for our Director of Marketing position with Monster.com in an effort to screen applicants and conduct interviews with qualified candidates.  They must possess strong verbal and written communication skills, solid web instincts as it pertains to design and functionality, and a basic knowledge of how search engine listings are positioned.   They must also possess dynamic leadership skill and the ability to recruit and train new sales representatives and prepare proposals for future business clients who may be open to outsourcing their telesales, appointment setting or follow up needs.   If for some reason, we cannot locate a viable candidate through Monster.com, we will empower an executive recruitment firm to locate qualified candidates for this position.  This person will work to move Harcom to a company with a strong web presence with a vision toward offering our telesales services to other companies, first locally and then regionally and nationally.

With the help of our current IT person, our Marketing Director will work through a local vendor to launch a website that will enable customers to hear samples of our product and to contact us.   Since we currently lack any type of website, just the fact that we have a site that is functional will increase our sales by 15% because of the credibility factor.  We believe that we are consistently losing sales to competitors because we lack the credibility of firms who actually have a web site on the internet.

The next step will be to add the capability of the site to store each customer’s finished on hold messages so that they can download them at any time to the digital device that we already ship to them. It is estimated by our sales managers that this capability will allow us to qualify as an “approved vendor” for Allstate Insurance, Century 21 Realtors, and Clayton Mobile Homes.   The independent agents for these companies often still do business with us but we lose 10% of our interested prospects who are agents for these three companies when they discover we are not on the official vendor’s list for these companies.  Some agents care a lot about that approved vendor list while others have no regard for it at all.  In our discussions with the national headquarters for these three companies, as well as the headquarters for other companies they all want our company to provide downloadable audio files from a central web site in order to gain this approval as one of a handful of vendors on their approved list.

We will utilize a direct marketing person to contact companies to solicit business.

Our target markets and marketing strategy will be fully developed. Our marketing initiatives will include:

(a)

utilizing direct response print advertisements placed primarily in small business, entrepreneurial, and special interest magazines;

(b)

links to industry focused websites;

(c)

affiliated marketing and direct mail

(d)

presence at industry trade shows; and

(e)

promoting our services and attracting businesses through our proposed website.

We believe that our experience from operating a brick and mortar facility for seven years will serve us well with our marketing initiative. As a company we have learned the value of a good presence at trade shows and conventions for our industry. We have allotted between $1,000 to $14,700 of our working capital should we raise between $250,000 to $1,000,000 in our private offering. The amounts vary greatly depending on how many reps we can send to trade shows and conventions. By having more of our reps at trade shows we can build relationships quicker and gain market share at the same time. While there are two major shows, there are many regional events for reps to attend to solicit clients.

We will develop a high quality brochure to send when we utilize a direct market campaign. We have tentatively set the third quarter of 2007 as a target date for a direct mail campaign. By waiting until the third quarter, our sales reps will have sufficient time to develop their skills.

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(b) Sales Strategies

- Power Point Presentation. We plan to create a flexible Power Point presentation that our marketing department will use to deliver a professional sales presentation specifically tailored to the needs of our target markets. The presentation will have a core section that is generic to all customer segments as well as specific customer segment modules allowing modification of the presentation for the appropriate audience. Additionally, this Power Point presentation will be the basis for brochures and print advertising layout to ensure we have a consistent look through out all our marketing communications.

- Capability Brochures. We expect to create a capability brochure featuring our family of services and products. This will be a high quality brochure with extensive detail.

- Public Relations and Advertising. We plan to implement a campaign to obtain media coverage by publishing persuasive news articles and feature stories that increase the awareness of the business services and further the acceptance of our products, services and technologies as the solution to targeted customer segments.

(c) Other Markets

During our seven years of operations we have developed our target market. Our reputation for high quality and dependability has led to our continued existence.  These two factors contributed to our success both in terms of longevity and profitability. Our new sales representatives will be responsible for more fully developing their geographic markets as well as any potentially new markets.

(iii) Any expected purchase or sale of plant and significant equipment?

While we do not plan on purchasing any plant or single major piece of equipment, we do plan on leasing a newer, more attractive office as a part of our plan, as is the purchase of updated computers, and a combination copier/printer.  If, however, we are able to raise over $500,000 in capital through a private offering, we would begin to invest a minimum of $57,000 to upgrade our audio studio to position our company for the future and reduce our production time and shipping costs.  Our current audio suite is outdated, and employs fully depreciated equipment to produce our on hold messages.

(iv) Employees

Currently, there are 14 full-time employees at Harcom Productions.  Our two sales managers have been with our company for ten years and seven years respectively.  Another five members of our staff have more than five years of tenure with the organization.

In addition to our General Manager and our two sales managers, one individual serves as both custom script writer and IT coordinator.

We anticipate achieving growth by hiring additional staff, installing computers, and launching a professionally designed website to attract new clients. We plan to hire individuals with the following strengths:

- Sales Representatives: This position requires an individual experienced in marketing to small businesses and developing and implementing ongoing marketing strategies. This position will be a liaison between us and those institutions that traditionally utilize music/message on hold services.

- Clerical Assistant: This individual will perform all daily office tasks including, but not limited to, computer input and bookkeeping.

- Computer Assistant: This individual will have web design experience, a working knowledge of computer networks, as well as work with an outside web design firm to establish our proposed website. We believe that our proposed website will be an important tool to expand our area of operations and client base.

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Results of Operations

General

During the year ended December 31, 2005, our assets consisted of our cash, accounts receivable, the intangible asset of the library of radio jingles and music beds we possess, and our revenues were generated from services sold to businesses at large. The following table shows our revenues, expenditures and net income for the years from 2004-2005 and for the period ending September 30, 2006.

Table 5.0 Revenues, Expenditures and Net Income

YEAR	REVENUE	EXPENSES	NET INCOME
September 30, 2006	$535,264	$521,230	$14,034
2005	$651,978	$633,656	$18,322
2004	$612,934	$624,159	($11,225)

Although we are seeking to expand our services, the uncertain economy could have a material adverse effect on such plans. While we have seen improvement in the business economy, we cannot be assured that continued recovery will occur.

Results of Operations for the Period Ended September 30, 2006

For the period ended September 30, 2006 our revenues of $535,264 were an increase of approximately $33,800 from the same period in 2005.  We attribute this increase to a more experienced sales staff in 2006 versus 2005, as all other variables remained fairly constant.  Expenses during the period ended September 30, 2006 compared to September 30, 2005 reflect a decrease of approximately $32,000.  This change can be directly related to a reduction in salaries and our general and administrative costs.  Since we have paid the costs of this registration statement as they came due, our expenses should stabilize and we believe they will track closely with our expenses from the fiscal year ended December 31, 2005.  Our cash flow showed a decrease in cash of approximately $8,000 however we had in increase in out total assets of over $36,000 directly attributable to an increase in our accounts receivable.  The Company believes that our cash and cash equivalents will remain stable and we will increase our cash and cash equivalents as we raise funds from the private offering and we begin to develop more business.

Results of Operations for the Year Ended December 31, 2005

During the year ended December 31, 2005, we had revenues of approximately $651,978. Our cash flows provided $43,389 from our operating activities. We had $18,322 of net income.  We also had $18,129 of noncash depreciation and amortization expenses.  When the noncash depreciation and amortization expenses of $18,129 is added to the net income of $18,322, along with the increase in accounts receivable and decrease in payables of $3,400, the result is the $43,389 total cash flows generated from operating activities.

We did not have any cash flows from investing activities for the year ended December 31, 2005, but we did have our financing activities utilize $34,641 of cash flows. These resources were utilized to pay down part of our long-term debt.

The result of the above activities was a total increase in cash of $8,748 for the year ended December 31, 2005. When this increase was added to the company’s cash at the beginning of the year, the result was a total of $8,748 of cash as of the company’s December 31, 2005 year-end. We do not foresee any circumstances or events that will have an adverse impact on our operations. We do anticipate an increase in our business based on our current method of operation and the activities of our officers and directors. We saw an increase of almost $39,000 or 9% in revenues from the fiscal year 2004 due to our operations. While we believe we can sustain such growth and that it is a good indicator that the experience of management and our method of operations indicates that our adjustments have been made according to sound business principles and with strong financial controls. Thus, we expect to satisfy our current cash requirements indefinitely. However, we will need additional cash to expand our operations.

Management believes that its success in gaining market share will depend greatly on our ability to get quality employees that can be trained to learn how to sell music/message on hold correctly. When a job is quoted incorrectly, especially to low, it cost the company revenue and profits.

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We believe the Company must insure the retention of new customers. It is our belief that by setting sales benchmarks for each sales representative, gross sales, to be reviewed by the Board of Directors quarterly for corrective action we can track not only our advertising dollars but our customer retention factor.  Each sales representative will be responsible for producing 25% of the gross sales target set for his/her specific market.  Our financial stability will allow us to maintain a good marketing program to penetrate further into our target market as well as potential new markets that utilize music/message on hold.

When compared to the year 2004, our expenses decreased approximately $16,000 while revenues increased almost $39,000.  We attribute this disproportionate ratio of expenses to revenue to the fact that management was able to increase revenues while generating fewer expenses.

Table 6.0 Cash Flow Worksheet December 31, 2005

	Balance						Financing
	December 31, 2004	December 31, 2005	Difference	Noncash-Oper.	Operating	Investing	Cash In	Cash Out	Noncash-Finan.	Total

Cash	-	8,748	8,748							8,748
Accounts Receivable	116,864	110,448	(6,416)		6,416					-
PP&E	11,062	11,062	-			-				-
Accumulated Depreciation	(9,482)	(11,062)	(1,580)	1,580						-
Deposits	1,650	1,650	-							-
Intangible Assets	248,247	248,247	-							-
Accumulated Amortization	(93,270)	(109,819)	(16,549)	16,549						-
Accounts Payable	(17,701)	(17,310)	391		(391)					-
Current portion of Long-term debt	(22,956)	(24,587)	(1,631)					1,631		-
Due to Charles Harwell	(76,588)	(37,936)	38,652				(38,652)			-
Long-term Debt	(248,174)	(250,554)	(2,380)					2,380		-
Accrued Interest Payable	(11,909)	(12,822)	(913)		913					-
Membership Capital	(40,000)	(40,000)	-							-
Retained Earnings	142,257	123,935	(18,322)		18,322					-

	-	-	-	18,129	25,260	-	(38,652)	4,011	-	8,748
					43,389			(34,641)
Operating Activities
Net Income (Loss)	18,322
Non-Cash Transactions
Depreciation	1,580
Amortization	16,549
Decrease (Increase) in Accounts Receivable	6,416
(Decrease) Increase in Accrued Interest Payable	913
(Decrease) Increase in Accounts Payable	(391)
Total Operating Activities	43,389

Investing Activities
Purchase of Equipment	-
Sale of Equipment

Financing Activities
Loans from related parties	(38,652)
Repayment of loans from related parties
Proceeds from long-term debt
Repayment of long-term debt	4,011
Total Financing Activities	(34,641)

Net change in cash	8,748

Cash at beginning of period	-

Cash at end of period	8,748

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Results of Operations Ended December 31, 2004

During the year ending December 31, 2004, we had revenues of approximately $612,934, and our costs associated with generating revenues were approximately $624,159, resulting in net loss of $11,225. Furthermore, during the year ended December 31, 2004, we expended $9,388 of cash flow from operating activities. We had an $11,225 net loss including the recognition of noncash depreciation expense. Our financing activities consisted of increased funding of $14,200 from shareholders and $6,058 used to repay long term debt. The net result was a net increase of $8,142 in cash due to financing activities.

The result of the above operating and investing activities was net cash flow of ($1,246) for the year ended December 31, 2004, which when added to $1,246 of cash and cash equivalents at the beginning of the year, resulted in $-0- of cash at the end of the year.

The low revenue base in 2004 management attributes to Mr. Harwell spending more of his time developing a plan for expansion of business than actual time spent on current sales. We believe this was a necessary element for us as a company. Without his efforts in laying the groundwork for the expansion plans, we would have had to potentially utilize the services of an outside consulting company to assist us. Management believed that Mr. Harwell could do a better job as well as save the company money while preparing the new operational plan.

Liquidity & Capital Resources

The music/message on hold market trend has shown a steady increase in both the number of companies utilizing our products and the rate at which small providers are appearing. Management believes it can capitalize on both these trends by utilizing a controlled growth and sound financial plan to locate and keep clients. As we begin acquisition of clients our liquidity increases in two ways. We will begin a revenue stream from orders as well as from our offering of ancillary devices. Our ancillary products are lines of music/message on hold modules.  In the event a downturn in the market occurs, the company plans to tighten its plan on the acquisition of new clients to avoid overextending the internal resources of the company as well as straining the external resources through our banking contacts.

Our internal liquidity is provided by our operations. In the event the company needs additional funds prior to our raising capital through a private placement or debt financing, our President Shane Harwell will provide any necessary capital. In the event a building is located and can be leased at a price under market value and the building can be remodeled to accommodate the company, the company will consider leasing prior to obtaining funds through our private placement or debt financing.

While the capital resources of the company are limited from a cash perspective, the credit of the officers and directors for guaranteeing any loan necessary is extremely strong. The company has not established any lines of credit with any banks. In the event a supplier or lender requires additional credit to obtain equipment or other business supplies, our officers and directors are willing to extend their credit to accomplish the purchase.

During the third quarter of 2005, our officers and directors decided to implement actions previously discussed in order to further facilitate the Company’s growth and expansion. Pursuant to the Company’s Board of Directors’ authorization of the sale of shares of the Company’s stock at $1.00 per share to a maximum of sixty (60) family and close friends of the Company’s officers and directors in order to gain additional funding and involvement for the Company’s expansion, the Company continued to seek to bring in friends and family as additional shareholders/investors in the Company in order to assist in funding the Company’s endeavors. As of November 30, 2006, the Company had sold additional shares of its common stock pursuant to this authorization. On December 2, 2006 the Company completed a forward stock split of 25:1 for all shareholders of record as of November 30, 2006. During the third quarter of 2005, the Company’s management and Board discussed and decided that, while the expansion of its business provides the benefits of diversification and support along with additional revenue streams, it was still not providing sufficient cash flows to facilitate the Company’s principal objective of expanding. Accordingly, the Company’s Board and management decided to undertake the filing of an SB-2 Registration Statement with the Securities and Exchange Commission to register the current issued and outstanding shares. The Board and management additionally decided to target a private placement offering of $1,000,000 to provide sufficient cash resources for the acquisition of office space, employees and equipment necessary to expand operations and provide sufficient working capital to fund operations and marketing.  Prior to offering any shares in a private placement the company will file a Form D with the Securities and exchange Commission as well as register its offering in those states where shares will be sold and that require such state registration.

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In summary, the Board and management believe the Company’s expansion in its shareholder base and its growth into related supporting additional services and revenue streams (ancillary music/message on hold products) have strengthened and diversified the Company. Management and the Board also believe the decision to file an SB-2 Registration Statement with SEC will provide the Company the opportunity to provide liquidity for purchasers of shares that may be offered in a private placement. The Company believes it has methodically built a unique, well-rounded supporting infrastructure (i.e., providing the additional ancillary supporting products) that, once adequately capitalized, will become a competitive and unique force in the existing and growing music/message on hold market. It is our belief that our cash flow is sufficient to sustain our current level of operations. While operations could be sustained for a long time (over twelve months), there would be minimal to be distributed for the efforts of the officers and directors. To begin expansion, funds will need to be brought into the company to permit us to move forward with our expansion. Without these funds, management believes it cannot sustain expanding operations.

Management will use its discretion in considering a business combination in the event it does not raise sufficient capital privately or through debt financing for its planned expansion.  To maintain its responsibility to protect shareholder value, management will consider a merger, acquisition or other business combination if sufficient capital is not available.  Joint venture or strategic alliances will also be considered appropriate forms of business combination.  The Company has not entered into discussions with any individual, promoter, public relations firm or other company regarding any business combination.

Although no assurances can be made, we believe that our expenses will increase proportionately to revenues during the fiscal year ending December 31, 2007.

Plan of Operation

Since we are not offering shares for sale in a primary offering, it is our intention to raise additional capital through private sources or debt financing.  In the event we do a private placement of our shares, we will file a Form D with the Commission as well as register our offering in those states that require such registration.

Dilution

While there will be no dilution to existing shareholders from the resale offering, dilution may occur in the event we chose to raise capital through a private offering or debt financing.

The issuance of further shares and the eligibility of further issued shares for resale will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay for the common stock and the pro forma as adjusted net tangible book value per share of our common stock at the time of sale. We calculate net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

In the future, we may issue additional shares, options and warrants and we may grant stock options to our officers, employees, directors, and consultants under a stock option plan, all of which may further dilute our net tangible book value.

DESCRIPTION OF PROPERTY

We are a brick and mortar company that has a full service recording production studio located in 4,000 square feet of office and studio space. Our rent on this space is month to month and totals $1,750 per month.   The appeal of the interior and exterior is quite low.  At a price of less than $4 per square foot, it is equivalent to warehouse space prices in Tulsa.  One third of the space has very poor heating.   We do not own the property.  Harcom currently only requires about 3,500 square feet of the space.   The appearance of our physical space is perhaps the greatest drain on our ability to attract the type of quality leadership, and employees in general, that we require to execute our desired expansion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors other than the following:  Mr. Charles Harwell, a Director of the Company, has made loans to the Company.  As of December 31, 2005 there was a total of $37,936 due to Mr. Harwell.  These loans are non-interest bearing and due by December 31, 2008.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the NASD OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the NASD OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of other on-hold messaging companies, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for business services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.  Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.

There are 1,487,500 shares of common stock that could be sold by the selling shareholders according to Rule 144 that we have agreed to register. A brief description of Rule 144 follows:

The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any shares purchased by an “affiliate.” An “Affiliate” is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control of the issuer. The definition of an "Affiliate" is critical to the operation of Rule 144, promulgated under the Securities Act. Rule 144 provides for restrictions on the amount of securities that can be sold by an affiliate during a given period of time. In general, pursuant to Rule 144, a shareholder who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the great of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Further, Rule 144 permits, under certain circumstances, the sale of securities, without any quantity limitation, by our shareholders who are not affiliates and who have satisfied a two-year holding period.

Cash dividends have not been paid during the last three (3) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

We have forty-six (46) stockholders of record of our common stock as of December 26, 2006. The CUSIP number for our common stock is 411164R 10 6.

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EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the most highly compensated employees and/or executive officers who served at the end of the fiscal years December 31, 2004 and 2005, and whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2004 and 2005, for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

Table 7.0 Summary Compensation

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Comp-ensation ($)	Non-Qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Shane Harwell (1), President, Secretary and Chairman of the Board of Directors	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2006 YTD	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Susan Harwell (2), Treasurer/Director	2004	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2005	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2006 YTD	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Charles Harwell (3), Director	2004	39,000	-0-	-0-	-0-	-0-	-0-	7,330	-0-
	2005	39,000	-0-	-0-	-0-	-0-	-0-	9,147	-0-
	2006 thru 9/30/06	29,250	-0-	500	-0-	-0-	-0-	7,381	-0-

(3)

There is no employment contract with Mr. Harwell at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(2)

There is no employment contract with Ms. Harwell at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

(3)

There is no employment contract with Mr. Harwell at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

Additional Compensation of Directors

All of our directors, except for Charles Harwell, are unpaid. Compensation for the future will be determined when and if additional funding is obtained.

Board of Directors and Committees

Currently, our Board of Directors consists of. Shane Harwell, Susan Harwell and Charles Harwell. We are not actively seeking additional board members. At present, the Board of Directors has not established any committees.

Employment Agreements

Currently, we have no employment agreements with any of our Directors or Officers.

AUDIT COMMITTEE

We do not have an audit committee that is comprised of any independent director. As a company with less than $1,000,000 in revenue we rely on our President Shane Harwell for our audit committee financial expert as defined in Item 401(e) of Regulation S-B promulgated under the Securities Act. Our Board of Directors acts as our audit committee. The Board has determined that the relationship of Mr. Harwell as both our company President and our audit committee financial expert is not

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detrimental to the Company. Mr. Harwell has a complete understanding of GAAP and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves in a fair and impartial manner; has experience analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to or exceed the breadth and complexity of issues that can reasonably be expected to be raised by the small business issuer’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions. Mr. Harwell has gained this expertise through his formal education and experience as our President for over the last seven years. He has specific experience coordinating the financials of the company with public accountants with respect to the preparation, auditing or evaluation of the company’s financial statements.

DISCLOSURE CONTROLS AND PROCEDURES

Our Board of Directors has determined that our Chairman/President, Shane Harwell has developed disclosure controls and procedures that the full Board of Directors believes are in keeping with the intent of the regulations. As our President for over seven (7) years coordinating our company’s audits and financial statements, Mr. Harwell and the full Board of Directors find the Company’s disclosure controls and procedures to meet or exceed those required.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Our Chairman/President, Shane Harwell will be providing a full financial reporting and accounting of the Company according to the Generally Accepted Accounting Principles and guidelines established by the American Institute of Certified Public Accountants. The Board of Directors has found no weakness in the controls that have been established and believes that the semi-annual monitoring by the full Board of Directors will keep those who invest in our Company fully informed of the true financial status of the Company at all times. Should there be a change in our internal control over financial reporting, this change or changes will be made available in our reports filed with the Securities and Exchange Commission.

CODE OF ETHICS

We have adopted a code of ethics as of November 11, 2006 that applies to our principal executive officer, principal financial officer and principal accounting officer as well as our employees.  Our standards are in writing and will be posted on our website once our site is operational.  Our complete Code of Ethics has been attached to this registration statement as an exhibit.  Our annual report filed with the Securities Exchange Commission will set forth the manner in which a copy of our code may be requested at no charge.  The following is a summation of the key points of the Code of Ethics we adopted:

•

Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our company;

•

Full compliance with applicable government laws, rules and regulations;

•

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•

Accountability for adherence to the code.

CORPORATE GOVERNANCE

As a small business issuer we are not listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent.  We have not applied for a listing with a national exchange or in an inter-dealer quotation system which has requirements that a majority of the board of directors be independent.  We are not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act respecting any director.  We have conducted regular monthly Board of Director meetings on the last business Friday of each month for the last calendar year.  Each of our directors has attended all meetings. We have no standing committees regarding compensation, audit or other nominating committees.  At our annual shareholders meetings each shareholder is given specific information on how he/she can direct communications to the officers and directors of the corporation.  All communications from shareholders are relayed to the members of the Board of Directors.

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LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Harcom Productions, Inc. by Diane J. Harrison, Esq., 6860 Gulfport Blvd. S., PMB 162, South Pasadena, Florida 33707.

EXPERTS

Certain of the financial statements of Harcom Productions, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Killman, Murrell, & Co. P.C, Certified Public Accountants, whose reports thereon appear elsewhere herein and in the registration statement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 12, 2006, we engaged Killman, Murrell, & Co. P.C, Certified Public Accountants, ("Killman") as our independent auditor. They are our first auditor and we have had no disagreements with Killman on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

WHERE YOU CAN FIND MORE INFORMATION

Harcom Productions, Inc. will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, or information statements and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Harcom Productions, Inc has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Harcom Productions, Inc and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

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FINANCIAL STATEMENTS

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Harcom Productions, LLC Balance Sheet September 30, 2006 and 2005
ASSETS

	September 30, 2006	December 31, 2005
	(Unaudited)
Current assets
Cash	$ 3,715	$ 8,748
Accounts receivable, net of allowance for doubtful accounts, $23,500 and $13,000, respectively	164,455	110,448
Total current assets	168,170	119,196

Equipment, net of accumulated depreciation of $11,062	-	-

Other assets
Deposits	1,650	1,650
Intangible assets, net of accumulated amortization $122,232 and $109,820, respectively	126,015	138,427
Total other assets	127,665	140,077

TOTAL ASSETS	295,835	259,273

LIABILITIES AND MEMBERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$ 47,149	$ 30,131
Accrued purchase obligation	97,153	86,877
Due to managers	39,423	37,936
Notes payable	16,000	16,000
Current portion of long-term debt	7,842	7,545
Total current liabilities	207,567	178,489

Long-term debt, net of current portion	158,169	164,719

Total liabilities	365,736	343,208

Members' Deficit	(69,901)	(83,935)

TOTAL LIABILITIES AND MEMBERS' DEFICIT	295,835	259,273

The accompanying notes are an integral part of the interim financial statements.

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Harcom Productions, LLC Statements of Operations For The Nine Months Ended September 30, 2006 and 2005 (UNAUDITED)

	2006	2005

REVENUE	$ 535,264	$ 501,439

COST OF GOODS SOLD
Cost of sales	83,583	59,895
Commissions	71,569	57,862
Freight	12,509	17,213
Amortization	12,413	12,412
Total Cost of Goods Sold	180,074	147,382

Gross Profit	355,190	354,057

OPERATING EXPENSES
General and administrative	$ 42,788	$ 32,352
Employee Compensation	239,029	248,471
Professional fees	547	343
Rent expense	17,500	17,500
Telephone expense	13,336	13,884
Depreciation	-	1,186
Total Operating Expenses	313,200	313,736

OTHER EXPENSE
Interest expense	27,956	28,890

NET INCOME	$ 14,034	$ 11,431

Pro Forma Presentation of Net Income (Loss):
Net Income	$ 14,034	$ 11,431
Pro Forma Tax (provision) at statutory rate of
15%	(2,105)	(1,715)
Pro Forma Net income	$ 11,929	$ 9,716

Pro Forma Income per share – basic and fully
Diluted	$ 0.01	$ 0.01

Pro Forma weighted average number of common
Shares outstanding	1,475,000	1,475,000

The accompanying notes are an integral part of the interim financial statements.

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Harcom Productions, LLC Statements of Cash Flows For The Nine Months Ended September 30, 2006 and 2005 (UNAUDITED)
	2006	2005

Cash Flows from Operating Activities:
Net income	$ 14,034	$ 11,431
Adjustments to reconcile net income to
net cash used in operating activities:
Depreciation	-	1,185
Amortization	12,413	12,412
Changes in operating assets and liabilities:
Accounts receivable	(54,007)	23,415
Accounts payable and accrued expenses	17,018	5,802
Net Cash (Used) Provided in Operating Activities	(10,542)	54,245

Cash Flows from Financing Activities:
Proceeds from long-term debt	4,023	2,128
Loans from related parties	1,486
Repayment of loans from related parties	-	(44,493)
Net Cash Provided (Used) by Financing Activities	5,509	(42,365)

Net Change in Cash	(5,033)	11,880
Cash at Beginning of Year	8,748	-

Cash at End of Period	$ 3,715	$ 11,880

Supplemental disclosure of cash flow information
Cash Paid for Interest	$ 8,277	$ 19,039

The accompanying notes are an integral part of the interim financial statements.

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Harcom Productions, LLC

Notes to Financial Statements

For The Nine Months Ended September 30, 2006

Note 1 – Summary of Significant Accounting Policies

Organization and Nature of Operations

Harcom Productions, L.L.C. was incorporated in 1999 in the state of Oklahoma.  The Company’s headquarters are located in Tulsa, Oklahoma.  In early 1999, the Company executed a Purchase Agreement to acquire the operating and intangible assets of an existing production company from a related party.  As such, the Company has since operated as a production company specializing in on hold messaging for all types of companies.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to form 10-Q and Article 10 Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included.  All such adjustments are of a normal and recurring nature.  These financial statements should be read in conjunction with the audited financial statements at December 31, 2005.  Operating results for the nine months ended September 31, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2006.

Note 2 –

Subsequent Events

On October 2, 2006, Harcom Productions, L.L.C. began the process of changing its classification from that of a limited liability company to that of a corporation under the laws of the state of Oklahoma.  Immediately following this conversion, there were 100,000 shares outstanding.  These shares were held in equal parts by the two previous members of the Company and had a par value of $0.01 per share.

On October 5, 2006, the Board of Directors of Harcom Productions, Inc. authorized a 1 for 2.6666667 reverse stock split with an effective date of October 15, 2006.  This split reduced the number of outstanding shares to 37,500.  On the same day, the Board of Directors also approved an increase in the Company’s authorized shares to 100,000,000.

On October 22, 2006, the Company issued 21,000 shares of its common stock to 43 investors.  These shares were valued at $0.01 per share which is the price the Board of Directors determined to be the fair market value of the shares on the date of sale.  As a result of this transaction, the company received $210.

On October 22, 2006, the Company issued 500 shares of its common stock to Charlie Harwell in exchange for services.  These shares were valued at $0.01 per share which is the price the Board of Directors determined to be the fair market value of the shares on the date of the transaction.  The Company recorded $5 in salaries related to this transaction.

On November 22, 2006, the Board of Directors of Harcom Productions, Inc. authorized a 25 for 1 forward stock split with an effective date of December 2, 2006.  This split increased the number of outstanding shares to 1,475,000.

Note 3 –

Pro Forma Presentation

Subsequent to December 31, 2005, the Company converted from a limited liability company to a corporation.  In connection with this conversion, the Company issued common stock to its members and to other related parties aggregating 1,475,000 shares of common stock.  For pro forma financial statement presentation, the 1,475,000 will be considered to be the weighted average number of outstanding common shares for the nine months ended September 30, 2006 and the year ended December 31, 2005.  Also, included in the pro forma presentation is an estimate of the federal income tax provision assuming a statutory rate of fifteen percent (15%).

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Harcom Productions, L.L.C.

Tulsa, Okalahoma

We have audited the accompanying balance sheets of Harcom Productions, L.L.C. (the “Company”) as of December 31, 2004 and 2005 and the related statements of operations, members’ deficit and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harcom Productions, L.L.C. as of December 31, 2004 and 2005 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/Killman, Murrell & Company, P.C.

Killman, Murrell & Company, P.C.

Odessa, Texas

December 17, 2006

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Harcom Productions, LLC Balance Sheets December 31, 2005 and 2004

ASSETS

	2005	2004

Current assets
Cash	$ 8,748	$ -
Accounts receivable	110,448	116,864
Total current assets	119,196	116,864

Equipment, net of accumulated depreciation, $11,062 and $9,482, respectively	-	1,580

Other Assets
Deposits	1,650	1,650
Intangible assets, net of amortization ($109,820 and $93,270, respectively)	138,427	154,977
Total Other Assets	140,077	156,627

TOTAL ASSETS	$ 259,273	$ 275,071

LIABILITIES AND MEMBERS’ DEFICIT

Current liabilities
Cash overdraft	$-	$ 605
Accounts payable and accrued liabilities	30,131	29,005
Accrued purchase obligation	86,877	74,845
Due to managers	37,936	76,588
Notes Payable	16,000	16,000
Current portion of long-term debt	7,545	8,021
Total current liabilities	178,489	205,064

Long-term liabilities	164,719	172,264

Total liabilities	343,208	377,328

Members’ Deficit	(83,935)	(102,257)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$ 259,273	$ 275,071

The accompanying notes are an integral part of the financial statements.

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Harcom Productions, LLC Statements of Operations For the Years Ended December 31, 2005 and 2004

	2005	2004

REVENUE	$ 651,978	$ 612,934

COST OF GOODS SOLD
Cost of sales	80,434	54,686
Commissions	77,571	75,486
Freight	22,367	25,361
Amortization	16,549	16,550
Total Cost of Goods Sold	196,921	172,083

Gross Profit

EXPENSES
General and administrative	31,043	19,369
Employee compensation	330,441	353,503
Professional fees	3	4,194
Rent expense	23,333	23,333
Telephone expense	17,971	18,777
Depreciation	1,580	1,580
Total operating expenses	404,371	420,756

Other Expenses
Interest expense	32,364	31,320

NET INCOME (LOSS)	$ 18,322	$ (11,225)

Pro Forma Presentation of Net Income (Loss):
Net Income (Loss)	$ 18,322	$ (11,225)
Pro Forma Tax (Provision) Benefit at
Statutory rate of 15%	(2,748)	1,684
Pro Forma Net Income (Loss)	$ 15,574	$ (9,541)

Pro Forma Income (Loss) per share basic
And fully diluted	$ 0.01	$ (0.01)

Pro Forma weighted average number of
Common shares outstanding	1,475,000	1,475,000

The accompanying notes are an integral part of the financial statements.

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Harcom Productions, LLC Statement of Changes in Members’ Deficit For The Years Ended December 31, 2005 and 2004

	Contributed	Members’
	Capital	(Deficit)	Total

Balance, December 31, 2003	$ 40,000	$ (131,032)	$ (91,032)

Net loss		(11,225)	(11,225)

Balance, December 31, 2004	40,000	(142,257)	(102,257)

Net Income	-	18,322	18,322

Balance, December 31, 2005	$ 40,000	$ (123,935)	$ (83,935)

The accompanying notes are an integral part of the interim financial statements.

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Harcom Productions, LLC Statements of Cash Flows For the Year Ended December 31, 2005 and 2004

	2005	2004

Operating Activities:
Net loss	$ 18,322	$ (11,225)
Adjustments to reconcile net income (loss) to :
net cash used in operating activities:
Depreciation	1,580	1,580
Amortization	16,549	16,550
Changes in operating assets and liabilities:
Accounts receivable	6,416	(21,484)
Cash overdraft	(605)	605
Accounts payable and accrued expenses	1,127	4,586
Net Cash Provided (Used) in Operating Activities	43,389	(9,388)

Cash Flows from Financing Activities:
Repayment of long-term debt	(8,021)	(6,058)
Loans from related parties	-	14,200
Repayment of loans from related parties	(26,620)	-
Net Cash (Used) Provided by Financing Activities	(34,641)	(8,142)

Net Change in Cash	8,748	(1,246)
Cash at Beginning of Year	-	1,246

Cash at End of Year	$ 8,748	$ -

Supplemental disclosure of cash flow information
Cash Paid for Interest	$ 25,316	$ 11,942

The accompanying notes are an integral part of the financial statements.

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Harcom Productions, L.L.C.

Notes to Financial Statements

December 31, 2005 and 2004

Note 1 – Summary of Significant Accounting Policies

Organization and Nature of Operations

Harcom Productions, L.L.C. was incorporated in 1999 in the state of Oklahoma.  The Company’s headquarters are located in Tulsa, Oklahoma.  In early 1999, the Company executed a Purchase Agreement to acquire the operating and intangible assets of an existing production company from a related party.  As such, the Company has since operated as a production company specializing in on hold messaging for all types of companies.

Cash and Cash Equivalents

The Company considers highly liquid investments (those readily convertible to cash) purchased with original maturity dates of three months or less to be cash equivalents.

Income Taxes

The Company is treated as a partnership for federal income tax purposes.  Consequently, federal income taxes are not payable by the Company.  Members are taxed individually on their shares of the Company’s earnings.  The Company’s net income or loss is allocated among the members in accordance with the regulations of the Company.

Allowance for Doubtful Accounts

It is the Company's policy to provide an allowance for doubtful accounts when it believes there is a potential for non-collectibility.  For the year ended December 31, 2005, the Company’s allowance for doubtful accounts totaled $13,000, based upon management’s analysis of possible bad debts.

Revenue Recognition

Costs of Goods Sold costs include all direct equipment, material, shipping costs and those indirect costs related to contract performance, such as indirect labor. Selling, general and administrative costs are charged to expense as incurred.  Changes in contract performance, contract conditions, and estimated profitability that may result in revisions to costs and income are recognized in the period in which the revisions are determined.

For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which superseded SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. SAB No. 104 incorporates Emerging Issues Task Force ("EITF") No. 00-21, "Multiple-Deliverable Revenue Arrangements." EITF No. 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF No. 00-21 on the Company's financial position and results of operations was not significant. This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting. EITF No. 00-21 became effective for revenue arrangements entered into in periods beginning after June 15, 2003.

For those contracts which contain multiple deliverables, management must first determine whether each service, or deliverable, meets the separation criteria of EITF No. 00-21. In general, a deliverable (or a group of deliverables) meets the separation criteria if the deliverable has standalone value to the customer and if there is objective and reliable evidence of the fair value of the remaining deliverables in the arrangement. Each deliverable that meets the separation criteria is considered a "separate unit of accounting." Management allocates the total arrangement consideration to each separate unit of accounting

(continued)

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Note 1 – Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

based on the relative fair value of each separate unit of accounting. The amount of arrangement consideration that is allocated to a unit of accounting that has already been delivered is limited to the amount that is not contingent upon the delivery of another separate unit of accounting. After the arrangement consideration has been allocated to each separate unit of accounting, management applies the appropriate revenue recognition method for each separate unit of accounting as described previously based on the nature of the arrangement. All deliverables that do not meet the separation criteria of EITF No. 00-21 are combined into one unit of accounting, and the appropriate revenue recognition method is applied.

Use of Estimates

The preparation of financial statements in conformity with generally accepted principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period.  Actual results could differ significantly from those estimates.

Long-Lived Assets

Equipment is stated at cost and depreciated over a useful life of 7 years.  Expenditures for maintenance and repairs are charged to operating expenses as incurred.  When equipment is retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from the accounts with the resulting gain or loss being reflected in results of operations.

Intangible assets include intellectual property rights which were valued at the date of acquisition by management and amortized over 15 years.

Management assesses the recoverability of equipment and intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its future undiscounted cash flows.  If it is determined that an impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value.

New Accounting Standards

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. We adopted SFAS No. 151 on January 1, 2006.  There was no material impact on our accounting for inventory costs.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”.  This statement replaces SFAS No. 123, “Accounting for Stock Based Compensation” and supersedes ABP Opinion No. 25, “Accounting for Stock Issued to Employees”.  It establishes accounting standards for transactions in which an entity exchanges its equity instruments for goods or services.  The statement requires companies to expense the fair value of employee stock options and other equity-based compensation, eliminating the alternative to use APB No. 25’s intrinsic value method.  The statement became effective for the Company on January 1, 2006.  In March 2005, the SEC released Staff Accounting Bulletin No. 107 “Share-Based Payment”, which provides interpretive guidance related to the interaction between SFAS 123 (R) and certain SEC rules and regulations.  It also provides the SEC staff’s views regarding valuation of share-based payment arrangements.  Management believes that SFAS No. 123 (R) and SAB No. 107 will have an impact on future share-based transactions of the Company but cannot determine the impact at this time.

In November 2005, the FASB issued FSP Nos. FAS 115-1 and 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments". This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is 'other-than-temporary', and the measurement of an impairment loss. The investment is impaired if the fair value is less than cost. The impairment is 'other-than-temporary' for equity securities and debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost. If 'other-than-temporary', an impairment loss shall be recognized in earnings equal to the difference between the investment's cost and its fair value. The guidance in this FSP is effective in reporting years beginning after December 15, 2005.

(continued)

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Note 1 – Summary of Significant Accounting Policies (continued)

New Accounting Standards(continued)

The Company is reviewing FSP Nos. FAS 115-1 and 124-1, but does not expect that the adoption of this FSP will have a material effect on its financial statements. In May 2005, the FASB issued SFAS no. 154, "Accounting Changes and Error

Corrections ("SFAS No. 154") which replaces APB Opinion No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements-An Amendment of ABP Opinion No. 28. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. Specifically, this statement requires "retrospective application" of the direct effect for a voluntary change in accounting principle to prior periods' financial statements, if it is practical to do so. SFAS No. 154 also strictly defines the term "restatement" to mean the correction of an error revising previously issued financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and are required to be adopted by the Company in the first quarter of fiscal year 2006. Although we will continue to evaluate the application of SFAS No. 154, management does not anticipate that adoption will have a material impact on our results of operations, financial position or cash flows.

Reclassification

Certain reclassifications may have been made in prior years' financial statements to conform to classifications used in the current year.

Note 2 – Equipment

A summary of equipment at December 31, 2005 and 2004 is as follows:

	2005	2004
Equipment	$ 11,062	$ 11,062
Less: Accumulated Depreciation	(11,062)	(9,482)
Net Equipment	$ -	$ 1,580

Depreciation expense for equipment amounted to $1,580 and $1,580 respectively, for the years ended December 31, 2005 and 2004.

Note 3 – Intangible Assets

The cost to acquire intangible assets in 1999 has been allocated to the assets acquired according to the estimated fair values and amortized over a 15 year life using the straight line method. The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, whereby the Company periodically tests its intangible assets for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets are tested for impairment, and write-downs will be included in results from operations.  No impairment was identified for the years ended December 31, 2005 and 2004.

The identifiable intangible assets acquired and their carrying values at December 31, 2005 and 2004 are:

	2005	2004
Jingles used in on hold messaging	$ 248,247	$ 248,247
Less: Accumulated Amortization	(109,820)	(93,270)
Net Intangible Asset	$ 138,427	$ 154,977

Total amortization expense charged to operations for the year ended December 31, 2005 and 2004 was $16,549 and $16,550, respectively.

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Note 4 – Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities at December 31, 2005 and 2004 are as follows:

	2005	2004
Accounts payable	$ 265	$ 1,192
Accrued rent	6,567	3,533
Accrued state unemployment tax	510	473
Accrued salaries	2,324	2,734
Accrued interest	5,040	3,969
Accrued Commissions	15,425	17,104
Total accounts payable and accrued liabilities	$ 30,131	$ 29,005

Note 5 – Acquisition

In 1999, the Company purchased all of the assets, including equipment, fixtures and furnishings from TSI, Inc.  Pursuant to the purchase agreement, the purchase price and asset allocations were as follows:

Purchase Price

Note Payable

$     207,000

Estimated Liability for future

health and automobile costs

         52,309

Total Purchase Price

$     259,309

Allocation

Equipment

$       11,062

Jingles Purchased

       248,247

Total Allocation

$     259,309

Note 6 – Notes Payable and Long-term Debt

During the years ended 2000 and 2001, advances were made to the Company from one of its members and its General Manager totaling $16,000.  This note payable is unsecured, due on demand and has an interest rate of 6.5% per annum.  As of December 31, 2005 and 2004, the outstanding balance was $16,000.  The interest expense related to this note payable was $1,072 and $1,072 for the years ended December 31, 2005 and 2004, respectively.

The long-term debt at December 31, 2005 and 2004 consisted of the following:

	2005	2004
Note payable to former owners, dated July 1, 1999, bearing interest at 6.5% per annum, payable on March 1, 2019	$ 172,264	$ 180,285
Less: current installments	(7,545)	(8,021)

Total amount of long-term debt	$ 164,719	$ 172,264

(continued)

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Note 6 – Notes Payable and Long-term Debt (continued)

Aggregate maturities of long term debt, as of December 31, 2005, are as follows:

2006	$ 7,545
2007	8,050
2008	8,589
2009	9,165
2010	9,779
Thereafter	129,136

$ 172,264

Note 7 – Due to Officer

Throughout the years ended December 31, 2005 and 2004, the Company’s General Manager Charles Harwell advanced funds to the Company to purchase materials expensed as costs of goods sold.  These loans were made through the use of Mr. Harwell’s personal credit cards.  As such, the amount of interest accrued is dictated by the interest rate agreed to through Mr. Harwell’s credit agreement.  For the years ended December 31, 2005 and 2004, the amount due related to these cost of goods sold purchases totaled $30,154 and $68,647.  Additionally, the total amount of accrued interest related to the outstanding balances totaled $7,782 and $7,941, respectively.

Advancement activity for 2005 and 2004 was as follows:

	2005	2004

Beginning Balance	$ 76,588	$ 72,754
Advancements	83,195	56,393
Repayments	(129,629)	(60,500)
Interest Accrued	7,782	7,941
Ending Balance	$ 37,936	$ 76,588

Note 8 – Accrued Purchase Obligation

The following reflect changes in the estimated accrued purchase obligation liability for future health and automobile costs due to a related party:

	2005	2004

Beginning Balance	$ 74,845	$ 64,479
Accretion of liability	12,032	10,366
Repayments	-	-
Ending Balance	$ 86,877	$ 74,845

As of December 31, 2005 and 2004, the Company had not made any of the required payments since June 2002; therefore the Company is in default on the liabilities and as such the amounts have been reflected as current liabilities.

Note 9 – Other Commitments and Contingencies

Lease Agreement

On December 19, 2002, the Company executed a lease agreement.  This lease agreement covers the office space for the Company’s headquarters in Tulsa, Oklahoma includes 4,000 square feet of finished retail space leased for one year beginning on January 1, 2003 and included a deposit of $1,650.  The lease renews annually and the related rental expense for 2005 and 2004 was $23,333 and $23,333, respectively.

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Note 10 – Subsequent Events

On October 2, 2006, Harcom Productions, LLC began the process of changing its classification from that of a limited liability company to that of a corporation under the laws of the state of Oklahoma.  Immediately following this conversion, there were 100,000 shares outstanding.  These shares were held in equal parts by the two previous members of the Company and had a par value of $0.01 per share.

On October 5, 2006, the Board of Directors of Harcom Productions, Inc. authorized a 1 for 2.6666667 reverse stock split with an effective date of October 15, 2006.  This split reduced the number of outstanding shares to 37,500.  On the same day, the Board of Directors also approved an increase in the Company’s authorized shares to 100,000,000.

On October 22, 2006, the Company issued 21,000 shares of its common stock to 43 investors.  These shares were valued at $0.01 per share which is the price the Board of Directors determined to be the fair market value of the shares on the date of sale.  As a result of this transaction, the company received $210.

On October 22, 2006, the Company issued 500 shares of its common stock to Charlie Harwell in exchange for services.  These shares were valued at $0.01 per share which is the price the Board of Directors determined to be the fair market value of the shares on the date of the transaction.  The Company recorded $5 in salaries related to this transaction.

On November 22, 2006, the Board of Directors of Harcom Productions, Inc. authorized a 25 for 1 forward stock split with an effective date of December 2, 2006.  This split increased the number of outstanding shares to 1,475,000.

Note 11 – Pro Forma Presentation

Subsequent to December 31, 2005, the Company converted from a limited liability company to a corporation.  In connection with this conversion, the Company issued common stock to its members and to other related parties aggregating 1,475,000 shares of common stock.  For pro forma financial statement presentation, the 1,475,000 will be considered to be the weighted average number of outstanding common shares for the nine months ended September 30, 2006 and the year ended December 31, 2005.  Also, included in the pro forma presentation is an estimate of the federal income tax provision assuming a statutory rate of fifteen percent (15%)

(Outside Back Cover Page Prospectus)

Until __________, 2007 (120 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

PART I
PROSPECTUS SUMMARY
RISK FACTORS
A NOTE CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
DILUTION
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
INTEREST OF NAMED EXPERTS AND COUNSEL
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
ORGANIZATION WITHIN LAST FIVE YEARS
DESCRIPTION OF BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
DESCRIPTION OF PROPERTY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
AUDIT COMMITTEE
DISCLOSURE CONTROLS AND PROCEDURES
INTERNAL CONTROLS OVER FINANCIAL REPORTING
CODE OF ETHICS
CORPORATE GOVERNANCE
LEGAL MATTERS
EXPERTS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
WHERE YOU CAN FIND MORE INFORMATION
FINANCIAL STATEMENTS
SIGNATURES

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers

Section 1031(G) of the Oklahoma Corporation Act permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation do include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

In addition, our By-Laws, Article X, Section 3, do permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Oklahoma law would permit indemnification. We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Harcom Productions, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$250.00
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$2,750.00
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$15,000.00
Transfer Agent's Fees and Expenses	$2,000.00
Miscellaneous	$5,000.00
Total	$35,000.00

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of Harcom Productions, Inc.'s common stock without registration during the last three years. No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. The following securities of Harcom Productions, Inc. were issued by Harcom within the past three (3) years and were not registered under the Securities Act of 1933:

(a)

On September 30, 2005 the Board of Directors authorized the sale of up to fifty thousand (50,000) additional shares of stock. The company sold twenty-one thousand (21,000) of the authorized fifty thousand (50,000) shares and then closed the sale of additional shares. The sale of stock to the following individuals was issued shares from the authorized capital stock for additional paid-in-capital. These shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the shares were not a part of a public offering. There was no distribution of a prospectus, private placement memorandum, or business plan to the public.  There was no information transmitted by electronic means or by use of the Internet.  Shares were sold to friends, family and personal business acquaintances of the President, Shane Harwell. Each individual had specific knowledge of the Company’s operation that was given to them personally by the President, Shane Harwell. Each individual is considered educated and informed concerning small investments, such as the $5.00 investment

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in our company. The sale of the shares occurred between October 11, 2006 and November 2, 2006 to the following individuals. Upon receipt of the executed subscription agreements, the sale of any additional shares was closed by the Board of Directors.  The following table gives effect to the forward stock split of 25:1 that occurred on December 2, 2006.

Name of Stockholder	Shares Received	Date Shares Sold	Consideration
Meredith Hutcherson	12,500	10-17-2006	$5.00 Check
Stephen Ellison	12,500	10-13-2006	$5.00 Check
Johnna Ellison	12,500	10-13-2006	$5.00 Check
Carolyn Ott	12,500	10-13-2006	$5.00 Money Order
Russell Allshouse	12,500	10-13-2006	$5.00 Check
Luigi Balletto	12,500	10-13-2006	$5.00 Check
James McMasters	12,500	10-13-2006	$5.00 Check
Cynthia Caldwell	12,500	10-13-2006	$5.00 Check
Gary Troyanowski	12,500	10-16-2006	$5.00 Check
Donna Troyanowski	12,500	10-16-2006	$5.00 Check
Gregg Troyanowski	12,500	10-16-2006	$5.00 Check
Veronica Hutcherson	12,500	10-17-2006	$5.00 Check
Earl R. Hutcherson, III	12,500	10-17-2006	$5.00 Check
Zachary Gomez	12,500	10-13-2006	$5.00 Check
William Geier	12,500	10-13-2006	$5.00 Check
Gabriel Cap	12,500	10-13-2006	$5.00 Check
Mary Anne Whitenack	12,500	10-13-2006	$5.00 Check
Don Whitenack	12,500	10-13-2006	$5.00 Check
Janell Vonigas	12,500	10-13-2006	$5.00 Check
Derek Vonigas	12,500	10-14-2006	$5.00 Check
Thomas Newman	12,500	10-11-2006	$50.00 Check
Susan Newman	12,500	10-11-2006	$5.00 Check
Cheryl Newman	12,500	10-12-2006	$5.00 Check
Scott Hendrickson	12,500	10-10-2006	$5.00 Check
Andrew Maris	12,500	10-16-2006	$5.00 Check
Richard Maris	12,500	10-16-2006	$5.00 Check
Julie Maris	12,500	10-16-2006	$5.00 Check
Melinda Gilbert	12,500	10-16-2006	$5.00 Check
Caleb Gilbert	12,500	10-16-2006	$5.00 Check
Rhett Harwell	12,500	10-30-2006	$5.00 Check
Michelle Harwell	12,500	10-30-2006	$5.00 Check
Linda Harris	12,500	11-02-2006	$5.00 Money Order
Scarlett M. Pepin	12,500	10-31-2006	$5.00 Check
Bradley J. Pepin	12,500	10-31-2006	$5.00 Check
Timothy Barker	12,500	11-01-2006	$5.00 Check
Jennifer Barker	12,500	11-01-2006	$5.00 Check
Eric Newman	12,500	10-11-2006	$5.00 Check
Todd Hale	12,500	10-26-2006	$5.00 Check
Kendallyn Hale	12,500	10-26-2006	$5.00 Check
Donna Alt	12,500	10-26-2006	$5.00 Check
Brian Alt	12,500	10-26-2006	$5.00 Check
Carol Harwell	12,500	10-20-2006	$5.00 Check
Carole Burris	12,500	10-27-2006	$5.00 Check

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Index of Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description
3(i)*	Harcom Productions, Inc. Certificate of Incorporation
3(ii)*	Articles of Amendment to Harcom Productions, Inc. Certificate of Incorporation
3(iii)*	Harcom Productions, LLC Certificate of Conversion
3(iv)*	Harcom Productions, LLC Plan of Conversion
3(v)*	Amendments to the Articles of Organization of the Powerhouse, L.L.C., an Oklahoma Limited Liability Company
3(vi)*	Harcom Productions, Inc. By-Laws
5.3	Opinion Regarding Legality and Consent of Counsel: by Harrison Law, P.A.
14*	Code of Ethics
23.3	Consent of Experts and Counsel: Independent Auditor's Consent by Killman, Murrell, & Co. P.C, Certified Public Accountants.

* Exhibit previously filed

Undertakings

(1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement.

 (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tulsa, State of Oklahoma, on February 28, 2007.

(Registrant) HARCOM PRODUCTIONS, INC.
By: /s/ Shane Harwell
Shane Harwell
President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/Shane Harwell Shane Harwell	Principal Executive Officer, Principal Accounting Officer, Chief Financial Officer, Secretary, Chairman of the Board of Directors	February 28, 2007
/s/ Susan Harwell Susan Harwell	Treasurer/Director	February 28 2007
/s/Charles Harwell Charles Harwell	Director	February 28, 2007

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